The portion of this Exhibit 10.18 marked “******” has been omitted and confidentially filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Bareboat Charter Agreement

THIS BAREBOAT CHARTER AGREEMENT (hereinafter “Charter”) is made and entered into to be effective as of the 22nd day of February, 2012, between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, with offices at 299 South Main Street, 12th Floor, Salt Lake City, Utah 84111, not in its individual capacity, but solely as the Trustee of The Green Bay Vessel Trust (hereinafter, together with its successors and assigns, “Owner”), and WATERMAN STEAMSHIP CORPORATION, a corporation organized under the laws of New York, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 (hereinafter “Charterer”).

WITNESSETH

For the consideration set forth herein, and upon the terms and conditions hereinafter described, Owner hereby lets and demises to Charterer, and Charterer hereby hires and charters from Owner, the following vessel on a bareboat basis:

VESSEL NAME	OFFICIAL NO.	IMO NO.	HAILING PORT
GREEN BAY	1204654	9339818	Mobile, Alabama
together with all engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, winches, capstans, outfit, tools, pumps, gears, furnishings, appliances, fittings, navigation and communications equipment, computers, stores, spare and replacement parts, and all other appurtenances thereto appertaining or belonging, and all inventory and equipment related thereto, whether now owned or hereafter acquired, whether on board or not on board, and also any and all additions, improvements and replacements thereto, or any part thereof (hereinafter, collectively, the “Vessel”).  For the purposes of this Charter, the cost of the Vessel to Owner (“Capitalized Owner’s Cost”) is FIFTY-NINE MILLION AND NO/100 U.S. Dollars ($59,000,000.00).

Terms and Conditions

1. Term.  This Charter shall become effective upon execution by Owner and Charterer. The term of this Charter shall be deemed to commence upon execution by Charterer of a Delivery and Acceptance Certificate (the date of such Delivery and Acceptance Certificate, the “Commencement Date”), and if the Commencement Date is prior to March 1, 2012, to continue for an interim period (the “Interim Period”) beginning on the Commencement Date and continuing through February 29, 2012, followed by a base term (the “Base Term”) of one hundred twenty (120) consecutive months commencing on March 1, 2012 and continuing through February 28, 2022.

2. Charter Hire; Non-Abatement; Payment.

(a) In consideration of the lease or charter of the Vessel, during the Base Term, Charterer agrees to pay one hundred twenty (120) successive installments of charter hire, monthly, in advance, commencing on March 1, 2012 and continuing on the first day of each month thereafter through February 1, 2022 (each scheduled payment date, hereinafter, a “Charter Hire Installment Date”).  Subject any adjustment required under Section 23(b), each installment of charter hire shall be in the amount of $464,296.63 (0.786943% of Capitalized Owner’s Cost).

(b) This Charter constitutes a non-cancelable contract of bareboat charter, subject only to the termination provisions of Section 11(b), and the Early Buy-Out Options granted in Section 27 (provided, however, that nothing contained in this sentence or any other provisions hereof shall be interpreted or construed to limit the rights of the Owner to terminate this Charter under Section 20).  Charterer’s obligation to pay charter hire hereunder shall be absolute, unconditional and not subject to any abatement, reduction, set-off, defense, counterclaim or recoupment for any reason whatsoever other than as provided in Sections 11(b) or 27(a) of this Charter.  Charterer hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or that at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Charter except in accordance with the express terms hereof.  Each payment of charter hire made by Charterer shall be final, and Charterer will not seek or have any right to recover all or any part of such payment from Owner for any reason whatsoever, other than manifest error.

(c) All installments of charter hire payable hereunder: (i) shall be paid to Owner by automatic funds withdrawal (ACH) from Charterer’s Account No. 0114791129 maintained at Regions Bank, Mobile Alabama (the “Debit Account”) on each Charter Hire Installment Date (or if the applicable Charter Hire Installment Date is not a Business Day, on the Business Day immediately preceding the applicable Charter Hire Installment Date), or by such other method and at such location as Owner may specify by written notice to Charterer, (ii) shall be paid without notice or demand, and (iii) shall be deemed earned on the Commencement Date, and on the initial date of each successive period (if any) that the Term of the Charter may be extended.  Contemporaneously with the payment of each installment of charter hire, Charterer shall pay the amount of any applicable sales/use or rental taxes with respect to such installment. Charterer agrees to execute and deliver to Owner such forms and other documents and agreements as may be customarily required by the Bank to implement the ACH payment arrangement required in clause (i) above.

(d) For any installment of charter hire that is not paid within ten (10) days after the date that such installment is due, Charterer agrees to pay to Owner a late charge equal to five percent (5%) of such overdue amount.  Payments received thereafter shall be applied first to delinquent amounts due, including late charges, then to current installments of charter hire.  Charterer agrees that: (i) the amount of such late charge represents a reasonable estimate of the cost that Owner and Participants would incur in processing each delinquent payment by Owner and Participants and that such late charge shall be paid as liquidated damages for each delinquent payment; and (ii) the payment of late charges and the payment of interest at the Default Rate are distinct and separate from one another.  Acceptance of any late charge or interest shall not constitute a waiver of default with respect to the overdue amount or prevent Owner or any Participant from exercising any other available rights and remedies.

3. Title; Instruments and Assurances; Quiet Enjoyment.

(a) Charterer and Owner intend that the charter of the Vessel pursuant to this Charter shall be a true lease and not a conditional sale of the Vessel.  Title to the Vessel shall remain in Owner exclusively throughout the Term of this Charter.  Charterer shall keep the Vessel free from all Liens (other than Permitted Maritime Liens), and shall, at its expense, defend and indemnify Owner against such Liens or other adverse claims of title (other than those imposed or otherwise created by, through or under Owner).  Charterer authorizes Owner to file UCC-1, Financing Statements, describing the Vessel and the additional property described in Section 23, as well as any amendments thereto, or continuations thereof, in any appropriate jurisdiction as determined by Owner, all without the signature of Charterer.  Charterer shall execute and/or furnish to Owner any further instruments and assurances reasonably requested from time to time by Owner to protect Owner’s interest in the Vessel, including, without limitation, a Memorandum of Charter, to be filed in any appropriate jurisdiction and with any appropriate filing officer at Charterer’s expense.

(b) Owner covenants and agrees that, so long as no Event of Default shall have occurred hereunder and be continuing, Charterer shall have exclusive possession, control, use and quiet enjoyment of the Vessel during the Term, subject to the terms and conditions of this Charter, without hindrance or molestation by Owner, or any other Person claiming the Vessel by, through or under Owner, or as a result of acts or omissions of Owner.

4. Licenses; Operational Certificates.  Throughout the Term, the Vessel shall be documented, with a registry trade endorsement, at the sole expense of Charterer, under a Certificate of Documentation issued in the name of Owner by the United States Coast Guard, National Vessel Documentation Center (“NVDC”).  Charterer agrees to execute all documents, and to provide all reasonable assistance to Owner, that may be required to maintain documentation of the Vessel as a U.S.-flagged vessel throughout the Term.  In addition, Charterer shall at all times during the Term obtain and maintain all additional U.S. Coast Guard registrations, certificates, licenses and permits applicable to the Vessel and its operations that may be required under Applicable Law, including, without limitation, all Certificates of Inspection, Load Line Certificates and other required safety, load line and classification society surveys and inspections, and any Certificate of Financial Responsibility as required by 33 C.F.R. Part 138.  Charterer warrants that as of the date of this Charter both Charterer and the Vessel are in compliance with the ISM and ISPS Codes in all material respects, and Charterer agrees to procure and maintain throughout the Term all ISM Code Documentation and all ISPS Code Documentation and otherwise to maintain compliance with the ISM and ISPS Codes. Charterer further warrants that the Vessel currently holds the classifications of A-1 Vehicle Carrier, AMS and ACCU issued by the American Bureau of Shipping and Charterer agrees to maintain those classifications (or comparable classifications issued by any replacement classification society selected by Charterer and approved by Owner, which approval shall not be unreasonably withheld or delayed, to which the Vessel becomes subject during the Term) in force, without exception, throughout the Term.  Charterer shall furnish to Owner copies of all Certificates of Inspection issued by the United States Coast Guard, all Load Line Certificates and all Classification Certificates issued by any classification society promptly upon issuance.

5. Location of Vessel and Related Records, etc.  The Vessel has been delivered to, and accepted by Charterer, AS IS, where she is located on the Commencement Date.  Unless the Charterer otherwise notifies the Owner pursuant to the penultimate sentence of this Section, (a) the hailing port of the Vessel shall remain as Mobile, Alabama during the Term of this Charter, and (b) all records with respect to the Vessel (other than those required under Applicable Law to be maintained aboard the Vessel) will be maintained at the address of Charterer stated in the preamble above.  Charterer shall give prior written notice to Owner of any change in the home port or the location of the office of Charterer where the records pertaining to the Vessel are maintained.  From time to time, upon Owner’s reasonable request, Charterer will advise Owner of the current location of the Vessel and scheduled ports of call.

6. Limitation of Liability; Exclusion of Warranties.

(a) Neither Owner nor any Participant shall be liable to Charterer, whether under contract, tort (including negligence or strict liability), or otherwise, for any indirect, special or consequential damages of any nature whatsoever arising out of the demise of the Vessel pursuant to this Charter, the breach of this Charter, or out of the condition, use, operation or maintenance of the Vessel, including, but not limited to, any liability for personal injury, death, property damage, pollution or any other indirect, special or consequential damages or loss arising out of any defects in, failures, or malfunctions of the Vessel or any of the appurtenances thereof.

(b) CHARTERER ACKNOWLEDGES THAT NEITHER OWNER NOR ANY PARTICIPANT DEAL IN PROPERTY OF THE KIND SUBJECT TO THIS CHARTER, NOR DOES OWNER OR ANY PARTICIPANT POSSESS OR OTHERWISE BY ITS OCCUPATION HOLD ITSELF OR ITS AGENTS OUT AS HAVING KNOWLEDGE OR SKILL PECULIAR TO THE VESSEL INVOLVED IN THIS TRANSACTION.  CHARTERER ACKNOWLEDGES THAT IT HAS INSPECTED AND IS THOROUGHLY FAMILIAR WITH THE VESSEL AND HER APPURTENANCES AND THAT IT HAS REQUESTED OWNER AND PARTICIPANTS TO CHARTER THE VESSEL TO CHARTERER.  NEITHER OWNER NOR ANY PARTICIPANT MAKES, NOR SHALL OWNER OR ANY PARTICIPANT, BY VIRTUE OF HAVING CHARTERED OR LEASED THE VESSEL TO CHARTERER PURSUANT TO THIS CHARTER, BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN, CLASSIFICATION, SEAWORTHINESS, CONDITION OR QUALITY OF SUCH VESSEL, HER EQUIPMENT OR APPURTENANCES, OR AS TO THE MATERIAL OR WORKMANSHIP INCORPORATED THEREIN, (II) THE ELIGIBILITY OF THE VESSEL TO ENGAGE IN ANY PARTICULAR TRADE, OR (III) THE ABSENCE OF ANY VICES OR DEFECTS IN THE VESSEL, WHETHER HIDDEN OR OTHERWISE.

(c) By execution of this Charter and Owner’s form of Delivery and Acceptance Certificate, Charterer acknowledges (a) that it has inspected the Vessel at its expense prior to the Commencement Date, or that it has irrevocably waived that right, (b) that the Vessel is satisfactory and suitable for the purposes required by Charterer, is in full compliance with the terms of this Charter, and is, in all respects, seaworthy and in good condition and repair, and (c) the Charterer has irrevocably accepted the Vessel, “AS IS, WHERE IS” on the Commencement Date, and that this Charter and the Delivery and Acceptance Certificate shall constitute conclusive evidence as between Owner and Charterer of the seaworthy condition of the Vessel at the Commencement Date.  Nothing contained in this Section 6(c) or any other Charter Document shall, or shall be interpreted to, release or otherwise limit or impair any claim or right or remedy of Owner or Charterer against the prior owner or the builder of the Vessel or against the manufacturer of any appurtenance incorporated into and forming a component part of the Vessel (to the extent that any such claim, or right or remedy presently exists).

7. Use and Operation.

(a) The Vessel is a RO-RO, pure car/truck carrier and will be used solely in the conduct of Charterer’s business and exclusively for the purpose of performing the lawful carriage of cargoes and related activities within the navigation limits set forth below.  The Vessel shall not be used or operated in any manner contrary, in any material respect, to any applicable law, treaty or convention, or any rule or regulation duly issued thereunder, or in violation, in any material respect, of the terms of any policies of insurance procured by Charterer pursuant to Section 14.  Except for permitted subcharter arrangements or permitted assignments, Charterer shall have exclusive possession and control of the Vessel, and shall crew, supply, navigate and operate the Vessel at Charterer’s sole expense or by Charterer’s own procurement throughout the term of this Charter.  Charterer is an independent contractor and nothing contained in this Charter shall authorize Charterer or any Person to operate the Vessel so as to incur or impose any liability or obligation for or on behalf of Owner.  Charterer warrants that the Vessel will not be navigated or used (i) in the territorial waters claimed by any country included in Country Group E on Supplement No. 1 to Part 740, Title 15, Code of Federal Regulations, as such supplement is modified from time to time, or (ii) outside the navigational limits provided in any policy of insurance issued for the Vessel procured under Section 14.

(b) Charterer shall have the use of all machinery and equipment (including navigational aids, technical equipment, furnishings, furniture, fittings, spare and replacement parts), as well as all technical and operating manuals, drawings, specifications, logs and records, which are on board the Vessel at the time of delivery; and such equipment and other property, or its substantial equivalent, shall be returned to Owner upon redelivery in good order and condition, ordinary wear and tear alone excepted.  Charterer shall, at its sole expense, as needed from time to time during the term of this Charter, replace such items of machinery or equipment as shall be so damaged or worn as to be unfit for use.

(c) Neither Charterer nor any permitted sub-charterer will make any material structural changes to the Vessel (a “Modification”) without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.  A structural change to the Vessel is material if such change would:  (1) convert the intended use of the Vessel from a use authorized in this Section; (2) impair the seaworthiness of the Vessel or invalidate any Certificate of Inspection, Load Line Certificate, or class certification issued with respect to the Vessel; or (3) diminish, in any material manner, the value, utility and remaining useful life of the Vessel below the value, utility or remaining useful life thereof immediately prior to such change.  Charterer shall make all Modifications required by any Applicable Law or required by any Governmental Authority or classification society having jurisdiction over the Vessel, provided, however, that Charterer shall not be required to make any Modification if (i) Charterer is contesting such requirement diligently and in good faith by appropriate proceedings, (ii) compliance with such requirement shall have been excused or exempted by a valid nonconforming use permit, waiver, extension or forbearance exempting Charterer from such requirement or governmental action, or (iii) the cost of implementation of such Modification relative to the Stipulated Loss Value of the Vessel has caused Charterer and Owner to deem the Vessel to be a constructive Total Loss under Section 11 of this Charter (and Charterer has made the Total Loss Payment pursuant to the terms of that Section).  All Modifications shall be made at the sole cost and expense of Charterer.  Each Modification shall be deemed to be a part of the Vessel subject to this Charter, and title to each such Modification shall vest in Owner upon completion thereof.

(d) Charterer may, at any time, at its sole cost and expense, alter or remove any items of machinery or equipment, or may fit any additional items of machinery or equipment incidental to, or required to render the Vessel suitable for, any purpose authorized under the provisions of this Section, subject to the obligations of Charterer under subsection (e) of this Section (“Additional Equipment”).  Any Additional Equipment fitted by Charterer shall become the property of Owner if left on the Vessel at re-delivery (but otherwise shall remain the property of Charterer).  Charterer, at its sole cost and expense, shall procure and install any items of machinery or equipment required by any Applicable Law or required by any Governmental Authority or classification society having jurisdiction over the Vessel (“Mandatory Equipment”).  Title to all Mandatory Equipment shall vest in Owner upon installation, and shall be left in place aboard the Vessel, in good condition (ordinary wear and tear excepted), at the time of re-delivery.

(e) At the termination of the lease or charter of the Vessel under this Charter, in connection with the re-delivery of the Vessel pursuant to Section 21, Owner may demand that Charterer (i) replace any equipment originally on board but subsequently removed by Charterer (pursuant to Section 7(d)), (ii) remove any Additional Equipment added by Charterer during the Term (other than Mandatory Equipment), and (iii) restore the Vessel to its condition prior to the removal of said equipment or the fitting of Additional Equipment as applicable (less ordinary wear and tear).  The cost of removal and restoration of the Vessel shall be for the sole account of Charterer.  Should Charterer fail or refuse to replace any equipment removed or to remove any Additional Equipment (other than Mandatory Equipment) at the termination of the lease or charter of the Vessel upon the demand of Owner, Owner shall be permitted to undertake the removal and restoration of the Vessel, and the cost thereof, together with interest at the Default Rate, shall be payable by Charterer upon demand as additional charter hire hereunder.

(f) Charterer shall have the right, at its expense, to change the name of the Vessel, to paint the Vessel in its own colors, and to install and display its stack insignia and to fly its own house flag.

(g) In the event that Charterer determines that the Vessel shall be withdrawn from navigation and laid-up for any period in excess of thirty (30) days during the Term, Charterer agrees that the Vessel shall be moored at a safe berth, free of ice and other obstructions, at such location as may be determined by Charterer, subject to the consent of Ownerwhich shall not be unreasonably withheld, delayed or conditioned.  During any such lay-up period, Charterer shall insure that the Vessel is adequately secured and supervised at all times.  The cost and expense of any lay-up of the Vessel, or of re-activation of the Vessel following the lay-up period, shall be for the sole account of Charterer.

8. Prohibition against Alienation, Liens and Encumbrances.

(a) Except as expressly provided in Section 25 or elsewhere herein, Charterer shall have no right, power or authority to sell, convey, sub-charter, mortgage, grant a security interest in or otherwise transfer the Vessel without the prior written consent of Owner, such consent not to be unreasonably withheld or delayed.

(b) Neither the Charterer, any sub-charterer, nor any other Person has or shall have any right, power or authority to create, incur, assume, suffer to exist or permit to be placed or imposed upon the Vessel any Lien other than the following permitted liens (hereinafter, “Permitted Maritime Liens”):  (i) Liens imposed or otherwise created by, through or under Owner; (ii) Liens for the wages of the crew and for maintenance and cure, (iii) Liens for wages of stevedores when employed directly by Charterer or the master of the Vessel, (iv) Liens for general average or for salvage (including contract salvage), (v) Liens fully covered (less permitted deductibles) by valid policies of insurance held by or otherwise in favor of Charterer and Owner and meeting or exceeding the minimum limits specified in Section 14 below so long as in each case there is no risk of Owner or any Participant incurring any civil or criminal liabilities, (vi) maritime liens which attach to the Vessel by operation of law without further action by the claimant, but only to the extent that such Liens are incurred and paid in the ordinary course of business without undue delay or default, and (vii) such other Liens as may be incurred with the prior written consent of Owner; provided however that no Lien described in this Section shall be a Permitted Maritime Lien which is no longer inchoate or which entails any material risk of the seizure, sale or forfeiture of the Vessel.

(c) If requested by Owner, Charterer will cause a notice reading as follows (or in such other form as Owner may reasonably require from time to time) to be framed and posted on the bridge or in the master’s quarters of the Vessel in a conspicuous place:

NOTICE

This Vessel is the property of and is registered in the name of Wells Fargo Bank Northwest, National Association, not in its individual capacity but as Trustee of the The Green Bay Vessel Trust pursuant to that certain Trust Agreement dated as of February 22, 2012; she is under charter by demise to and operated by WATERMAN STEAMSHIP CORPORATION (“Charterer”).  Under the terms of the Charter, neither the Charterer nor any other person has the right, power or authority to create, incur or permit to exist on this Vessel any lien or encumbrance whatsoever except liens for crew’s wages, salvage and other liens expressly permitted thereunder.  A copy of the Charter is on file at the office of the Charterer, where it may be examined, upon demand, by any person having business with the Vessel.

(d) With respect to any claims and demands of any Person whomsoever arising during the term of this Agreement made against the Owner or the Vessel, the Charterer agrees as follows:

(i) The Charterer shall warrant and defend title to and possession of the Vessel and every part thereof (other than with respect to Liens imposed or otherwise created by, through or under Owner) unless (A) title to the Vessel has been requisitioned or otherwise taken by any government or governmental body, and (B) such requisition or taking constitutes a Total Loss (as defined in Section 11);

(ii) The Charterer shall pay and discharge, and forthwith remove or cause to be removed, any Lien (other than a Permitted Maritime Lien) which shall be filed against or otherwise attach to the Vessel; provided, however, that, subject to subsection (e) of this Section, Charterer need not pay and discharge or remove any Lien that is being contested by the Charterer in good faith by appropriate and diligent legal proceedings, and with respect to which Charterer has posted an appropriate bond with a good and sufficient surety, or has deposited in escrow with Owner cash in the amount claimed by the holder of such Lien, or has established reserves on its books in an amount satisfactory to the Owner in its good faith discretion to secure the payment thereof.

(e) Notwithstanding the foregoing provisions of this Section 8, if a libel shall be filed against the Vessel, or if the Vessel shall be seized, arrested, levied upon and taken into custody or detained in any proceeding in any court or tribunal or by any government or under color of authority, the Charterer shall forthwith give notice of such arrest and taking or detention to the Owner and (except in connection with any taking or requisition of the title or use of the Vessel by any government or governmental body or the enforcement of a Lien claimed by any Person claiming the same by, through or under Owner) file a claim or other applicable pleadings to defend the Vessel within ten (10) days from the date of Charterer’s receipt of notice of any such seizure, arrest or detention, and secure the release of the Vessel from such seizure, arrest or detention within thirty (30) days from the date thereof, or within such lesser time as may be necessary to avoid any material prejudice to the interests of Owner and the Participants with respect to the Vessel.  Without limiting Charterer’s obligations under Section 10 of this Charter, Charterer shall hold harmless, defend and indemnify the Owner, the Participants and the Vessel from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs and expenses, including reasonable Attorneys’ Fees, of whatsoever kind and nature, imposed on, incurred by or claimed against Owner, any Participant or the Vessel, in any way relating to or arising out of the assertion of a Lien against the Vessel, including, without limitation, a Permitted Maritime Lien (but excluding any Lien claimed by any Person claiming the same by, through or under Owner).

9. Incorporation; U.S. Citizenship; Continuity.

(a) Charterer represents, warrants and covenants as follows:

(i) Charterer is validly constituted and existing as a corporation organized under the laws of the State of New York, and all requisites and authority necessary for Charterer to execute and deliver this Charter and the other Charter Documents, and for Charterer to perform its obligations thereunder, have been obtained.  The execution and performance of this Charter (A) does not conflict with or result in the breach of any provisions of, as applicable, the Articles or Certificate of Incorporation, By-Laws, or other organizational documents of Charterer, or of any material agreement or other material instrument to which the Charterer is a party or by which it is bound (including, without limitation, the Approved Charter or the MSP Contract), or, to its knowledge, any Applicable Law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other Governmental Authority or constitute a default under any thereof, and (B) does not require the consent, approval or other authorization of or by any court, administrative agency or other authority or person which has not been obtained.

(ii) Charterer is and shall remain throughout the Term a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. §50501).  Charterer shall not permit the sale of any shares of its capital stock to Persons who fail to qualify as citizens of the United States if such “non-citizen” ownership would adversely affect Charterer’s status as a citizen of the United States under such statute, nor shall Charterer permit the Vessel to be put, placed or operated under a foreign flag or documentation without the prior written consent of Owner, or do, or permit any other act to be done, or omission to occur, which might injuriously affect the ability of the Vessel to remain documented and eligible to engage in the registry trade under the laws and regulations of the United States of America or to continue its enrollment in the Maritime Security Fleet pursuant to Chapter 531 of Title 46, United States Code and the MSP Contract.

(iii) Charterer will not and will not permit Guarantor to: (A) except for a Permitted Merger, enter into any merger or consolidation with, or sell or transfer all or substantially all of its assets to, any other Person without the prior written consent of Owner (which consent shall not be unreasonably withheld or delayed), (B) dissolve, liquidate or cease or suspend the conduct of business, or cease to maintain its existence, or (C) enter into or suffer any transaction or series of transactions as a result of which there occurs a Change of Control, without the prior written consent of Owner (which consent shall not unreasonably be withheld or delayed). Throughout the Term, Charterer will conduct its business as presently being conducted, and in compliance with all covenants set forth in this Charter and the other Charter Documents.

(b) Owner represents, warrants and covenants as follows:

(i) The Trust Company is validly constituted and existing as a national association organized under the laws of the United States of America, and all requisites and authority necessary for the Trust Company to execute and deliver this Charter and the other Charter Documents, and for the Trust Company to perform its obligations thereunder, in its capacity as Trustee of the Trust, have been obtained.

(ii) Except as permitted in Section 25(b), Owner shall retain such title to the Vessel as the Charterer transferred to the Owner.

(iii) The Trust Company is and shall remain throughout the Term a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. §50501).  The Trust, as Owner hereunder, is a “documentation citizen” within the meaning of 46 U.S.C. §12103, eligible to document the Vessel in its name with a registry endorsement under 46 U.S.C. §12103(b)(2) and 46 U.S.C. §12111(a), and shall remain throughout the Term either a “documentation citizen” under such statutes or a “United States Citizen Trust” within the meaning of 46 U.S.C. §53101, so that the Vessel (A) shall be eligible (at all times during the Term) to be documented with, and operated under, a registry endorsement under the laws of the United States, and (B) satisfy the requirements of 46 U.S.C. §53102(b)(1) with respect to the citizenship of the Trust, as Owner.  Owner shall not permit the Vessel to be put, placed or operated under a foreign flag or documentation without the prior written consent of Charterer, or do, or permit any other act to be done, or omission to occur, which might injuriously affect the ability of the Vessel to engage in the registry trade under the laws of the United States or to be a vessel eligible to be enrolled in the Maritime Security Fleet pursuant to Chapter 531 of Title 46, United States Code.  Owner shall promptly notify Charterer of any breach of the foregoing obligations when it becomes aware of same, and agrees (without limiting any other liability for the failure to comply with this Section 9(b)(iii)) to indemnify Charterer for any reasonable expenses, fines and costs incurred by Charterer as a result of such breach, subject, however, to the limitations of Section 6(a).

10. General Indemnity.  Charterer hereby assumes all liabilities arising out of the design, use, operation, navigation, condition, maintenance and possession of the Vessel during the Term, including, but not limited to, any and all liability for personal injury, death or property damage (including pollution).  Charterer shall hold harmless, defend and indemnify Owner, each Participant, and each of their respective officers, directors, agents, servants, successors and assigns (each, an “Indemnified Person”), from any and all losses, damages, claims, penalties, liabilities and expenses whatsoever (including reasonable Attorneys’ Fees and litigation expenses), arising, either directly or indirectly: (a) out of any default or other breach by Charterer with respect to its obligations hereunder or under any Charter Document related hereto, (b) out of the design of the Vessel, or out of any defects in (including defects of design, material or workmanship) or the unseaworthiness of the Vessel (whether latent or patent), or (c) out of the use, operation, navigation, maintenance or possession of the Vessel by Charterer or any subcharterer during the Term of this Charter, including, but not limited to, any and all losses, damages, claims, penalties, liabilities and expenses (including reasonable Attorneys’ Fees) arising out of, or incurred in connection with, any property damage, pollution (including all remedial and clean-up costs), or the personal injury or death of any Person, whether or not caused by the sole or concurrent negligence or strict liability of an Indemnified Person; provided, however, that Charterer shall not be required to indemnify any Indemnified Person for loss or liability resulting solely from such Indemnified Person’s own gross negligence or willful misconduct, or for any loss or liability relating to the Vessel arising out of acts or events that occur after redelivery of the Vessel in accordance with this Charter; and provided further that any indemnity owed by Charterer to an Indemnified Person under this Section arising out of the design of the Vessel, or out of any defects in or unseaworthiness of the Vessel, shall not include any loss of value or utility of the Vessel due to such defects, unless such defects were caused in whole or in part by a breach by Charterer of its obligations hereunder, including, without limitation, the obligations of Charterer under Sections 7 and 13 of this Charter.

11. Loss or Damage.

(a) During the Term, Charterer shall bear the entire risk of any hijacking, capture, arrest, detention, condemnation, confiscation, requisition, expropriation, seizure, forfeiture or other taking of title to or use of the Vessel or the imposition of any Lien thereon (other than a Lien imposed or otherwise created by, through or under Owner), or any prohibition of use thereof, by any Person or Governmental Authority or by any Person(s) purporting to act on behalf of any Governmental Authority, or any constructive, compromised, agreed or arranged total loss, or any damage, disappearance or loss of the Vessel, including without limitation, any destruction of the Vessel in whole or in part from any reason whatsoever.  Except as provided in subsection (b) of this Section, no loss of or damage to the Vessel, including a Total Loss, shall relieve Charterer from the obligation to pay charter hire or from any other obligation under this Charter or under any Charter Document related hereto.  In the event of the Total Loss of the Vessel, or damage to the Vessel in excess of $500,000.00, Charterer shall notify Owner of such loss or damage within three (3) Business Days following the date that Charterer becomes aware of the Total Loss or the fact that such damage exceeds $500,000.00, and Charterer shall, if the Vessel is not a Total Loss, promptly repair the Vessel in order that the Vessel may be restored to the condition required hereunder.

(b) If the Vessel becomes a Total Loss, then Charterer shall, on the next scheduled Charter Hire Installment Date following the date that the Vessel is determined to be a Total Loss (the “Loss Payment Date”), pay to Owner, in good and indefeasible funds:  (i) the Stipulated Loss Value of the Vessel, plus (ii) all accrued but unpaid charter hire (pro-rated on a daily basis for any partial month) through the Loss Payment Date, and (iii) any additional sums that Charterer may owe to Owner pursuant to this Charter through the Loss Payment Date (together, the “Total Loss Payment”).  The obligation of Charterer to make the Total Loss Payment under the terms of this Section shall apply regardless of (A) the cause of the Total Loss, (B) whether or not the Total Loss is a covered peril under the terms of any insurance effected pursuant to Section 14, (C) the amount of proceeds, if any, payable under any insurance on the Vessel or under any requisition or condemnation award (or the like) on account of the Total Loss, (D) any denial of coverage or reservation of rights of any underwriter with respect to such insurance, or (E) whether or not Owner or any Participant has insurance for its own benefit separate and apart from the insurance to be procured and maintained under the terms of Section 14; provided, however, that in the event that proceeds of insurance procured and maintained under Section 14 or of any requisition or condemnation award (or the like) are payable with respect to the Total Loss, and Charterer is diligently pursuing the collection of such proceeds with reasonable prospect of success, Owner shall, upon Charterer’s written request, extend the Loss Payment Date to afford Charterer a reasonable opportunity to collect the proceeds of such insurance or requisition or condemnation award (or the like), but in no event shall the Loss Payment Date be extended beyond the fourth scheduled Charter Hire Installment Date following the date of the Total Loss.  Upon payment by Charterer of the Total Loss Payment in good and indefeasible funds, this Charter will terminate (other than the indemnity provisions set forth herein which shall survive), and Owner shall transfer to Charterer all of Owner’s right, title and interest in the Vessel on an “AS-IS, WHERE-IS” basis, with all faults, without recourse and without representation or warranty of any kind, express or implied (other than the warranties set forth in Section 27(c)).  The proceeds of any insurance procured and maintained by Charterer under the provisions of Section 14 or of any requisition or condemnation award (or the like) that are received by Owner following the full payment by Charterer of the Total Loss Payment required under this Section shall be promptly paid over to Charterer.

12. Hazardous Substances.  Charterer will not, nor will it permit any sub-charterer of Charterer to, use, generate, transport, store or dispose of, on, in, or about the Vessel, or utilize the Vessel in connection with, or so as to cause, either directly or indirectly, the release or discharge of any Hazardous Substance or Oil, in violation (in any material respect) of any applicable Environmental Laws.  Charterer hereby agrees to indemnify and hold Owner and each Participant harmless from any and all liability arising from the breach of this covenant, and in the event of any release of any Hazardous Substance or Oil in, on, under or about the Vessel during the Term hereof that may result in the imposition of Class II civil penalties or higher, or upon the initiation of any proceeding or inquiry with respect to such a release by any governmental agency or other authority, to notify Owner in writing within five (5) days after the date that Charterer obtains knowledge thereof.

13. Repairs, Maintenance and Inspection.

(a) Charterer (i) shall have full responsibility for maintenance and repair of the Vessel throughout the Term of this Charter, and at its expense and for its account (whether or not any applicable insurance proceeds are adequate for the purpose) will maintain and preserve the Vessel and her equipment in good condition, running order and repair, in accordance with good commercial marine maintenance practice and in accordance with the same standards of maintenance and repair observed by Charterer with respect to vessels of the same kind which it owns, so that the Vessel shall be, insofar as due diligence can make her so, in every respect seaworthy and in good and efficient operating condition, and (ii) shall keep the Vessel in such condition that she complies with all United States laws, treaties, conventions, rules, regulations and class certifications to which she is currently or during the Term becomes subject, or that are otherwise applicable to vessels of the same type, and used in the same trade, as the Vessel (and keep on board the Vessel, when required thereby, valid certificates showing compliance therewith).

(b) Without limiting the requirements of subsection (a) of this Section 13, Charterer shall, at its sole expense, throughout the Term, (i) keep the Vessel in such condition that she continues in class, without exception, under her current classifications as an A-1 Vehicle Carrier, AMS and ACCU issued by the American Bureau of Shipping (or under comparable classifications issued by any replacement classification society selected by Charterer and approved by Owner, which approval shall not be unreasonably withheld or delayed, to which the Vessel becomes subject during the Term), and (ii) maintain the Vessel in such condition as required to permit the continuation of any Coast Guard Certificates of Inspection and Load Line Certificates for the Vessel in force, without exception, should she be required to be inspected or to be assigned a load line under Applicable Law at any time during the Term.

(c) Charterer will not make, or permit to be made, any material change in the structure, or any change in the type or speed, of the Vessel without receiving Owner’s prior written approval as provided in clause (c) of Section 7.

(d) Charterer shall dry-dock the Vessel at its expense in accordance with good commercial practice, but at intervals not less than as may be required by the rules, standards, applicable regulations and/or any relevant laws of any applicable classification societies, the United States Coast Guard or any other Governmental Authorities having jurisdiction over the Vessel.  Notwithstanding any provision to the contrary, Charterer shall ensure that the Vessel shall have been dry-docked within six (6) months prior to redelivery.  Charterer shall give Owner not less than seven (7) days prior notice of any scheduled maintenance dry-docking of the Vessel, as well as any dry-docking to be made in connection with repairs in excess of $500,000.00, such notice to specify the intended time and place of dry-docking.  The costs and expenses of dry-dockings shall be paid for by Charterer.

(e) Charterer shall promptly repair any damage to the Vessel following a casualty or other occurrence (unless the Vessel has become a Total Loss as a result of such casualty) in order to restore the Vessel to the condition required hereunder.

(f) Owner shall bear no liability or expense whatsoever for the maintenance or repair of the Vessel, or for the replacement of any equipment, parts, or machinery during the Term of this Charter.  Owner shall have the right, at any time, on reasonable notice, and at its own risk and expense, to inspect the Vessel, and Charterer’s records with respect thereto, in order to ascertain whether the Vessel is being properly repaired and maintained; provided, however, that, such inspections shall be conducted at a time and in a manner so as not materially to interfere with the operations of Charterer.  Copies of any and all survey reports made with respect to the Vessel, irrespective of by whom made, shall be forwarded to the Owner upon request.

(g) Notwithstanding anything contained herein to the contrary and to the extent permitted by law and contract, during the Term hereof, Owner will pass through without representation to Charterer the benefit of all warranties (and covenants to the extent relating to the construction of the Vessel), if any, of the builder of the Vessel and the manufacturers of any components thereof, and so long as no Event of Default hereunder has occurred and is continuing, Charterer will have the right to, and will, directly avail itself of all warranties and covenants made by the builder and any such manufacturer with respect to the Vessel and her components.  In the event Charterer purchases the Vessel as provided herein, all such warranties and covenants will pass to Charterer with title to the Vessel.  Charterer will give Owner notice of any claim made by Charterer against the builder of the Vessel or the manufacturers of any equipment and components and any cash settlement of any such claim will be payable solely to Charterer and applied solely to the repair and restoration of the Vessel to the condition required hereunder (and otherwise to improve the Vessel).

14. Insurance.

(a) Throughout the Term, Charterer shall, at its own expense, and at no cost to Owner or any Participant, procure and maintain, or otherwise cause to be procured and maintained, in full force and effect the following insurance with respect to the Vessel:

(i) Marine Risks Insurance (in form reasonably satisfactory to the Owner and Participants) covering the physical loss of or damage to the Vessel by fire and other usual marine perils and collision liability, including coverage for hull and machinery risks, war and terrorism risks, and strikes, riots and civil commotion, with a stipulated agreed value in an amount not less than the greater of Capitalized Owner’s Cost or the Fair Market Value of the Vessel.  Such insurance shall include navigation limits adequate for the Vessel’s trade.

(ii) Unless otherwise covered by Protection and Indemnity Insurance, cargo legal liability insurance coverage sufficient to protect against physical loss or damage to cargo on board, in transit, in store and/or overboard.

(iii) Unless otherwise covered by Protection and Indemnity Insurance, pollution liability and clean-up insurance, on the WQIS Form or its equivalent, with limits per occurrence of not less than the greater of the limits of liability under the Oil Pollution Act of 1990, 33 U.S.C. §2701, et seq., and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., as each is amended from time to time, or $1,000,000,000.00.

(iv) Protection and Indemnity insurance in one or more layers covering such risks and in such amounts as is provided from time to time by member clubs of the International Group of P&I Clubs and as customarily maintained by Charterer (including, without limitation, personal injury and death, collision, war risks, contractual liability, pollution liability and wreck removal) but in no event shall the aggregate limits of such coverage be less than the greater of the Fair Market Value of the Vessel or such amounts as are in the opinion of the Insurance Broker, as expressed in the most recent opinion furnished pursuant to Section 14(c), advisable for protection of the interests of Owner (except that the aggregate limits for pollution coverage shall be not less than the limits stated in clause (iii) above).

(v) Innocent Owner’s Breach of Warranty Insurance issued under policy forms reasonably satisfactory to Owner and Participants with limits of not less than the Stipulated Loss Value of the Vessel.

All policies of insurance procured by Charterer under this Section shall be placed and kept with American, British or other insurance companies or underwriters’ associations approved by Owner (which approval shall not be unreasonably withheld or delayed) and which have an A.M. Best rating of B+ or higher or with a P&I club which is a member of the International Group of P&I Clubs.  All insurance required herein shall name Owner as an additional insured, as its interest may appear (except that Owner shall be included as a joint entrant with respect to the protection and indemnity insurance coverage procured for the Vessel), and shall be payable as provided in subsections (e) and (f) below, as applicable.  All policies shall further provide that the insurer’s right of subrogation against the Owner and the Participants are waived, and that such policies are primary to and without right of contribution from any other insurance which is carried by the Owner or any Participant.  No policy shall have a deductible in an amount greater than the deductibles applying to the Charterer’s fleet of vessels as a whole; provided, however, that in no event shall any deductibles with respect to the Vessel be greater than an amount approved by the Owner (such approval not to be unreasonably withheld or delayed).

(b) Charterer shall not navigate the Vessel outside the navigation limits of any policy of insurance covering the Vessel, unless, prior to any such navigation, Charterer procures an endorsement to the policies obtained hereunder authorizing such navigation.  Prior to, and as a condition to any consent by Owner under Section 7(a) for, any navigation of the Vessel beyond the navigation limits stated in that Section, Charterer shall procure such additional insurance with such limits as may be reasonably required by Owner.

(c) Charterer shall furnish, or cause to be furnished, to Owner and Participants on the Commencement Date, and not later than February 1 of each year thereafter throughout the Term, a detailed report, signed by Marsh Ltd. or another insurance broker designated by Charterer and reasonably satisfactory to Owner (the “Insurance Broker”), describing in detail the insurance carried on or with respect to the Vessel and the operation thereof and stating in effect that such insurance complies in all respects with the requirements of this Section 14.  Each such report shall state that, in the opinion of the Insurance Broker, based upon its experience in the insurance industry and its examination of information available to it concerning insurance carried by shipowners and managing agents that it considers to be prudent and generally recognized as being among the best in operating and maintaining vessels similar to the Vessel and engaged in similar trades, the liability insurance required under clauses (iii) and (iv) of subsection (a) of this Section as then in force is against such respective risks and in such respective forms, and the respective limits of such insurance are not less than such amounts, as are advisable for the protection of the interests of Owner and Participants, and that, in the opinion of the Insurance Broker, all insurance carried pursuant to subsection (a) of this Section is placed with satisfactory insurance companies, associations, clubs or underwriting funds.  In addition, Charterer shall cause the Insurance Broker on the Commencement Date (and upon replacement of the Insurance Broker during the Term) to furnish a written undertaking in favor of Owner throughout the Term (i) to advise Owner promptly of any default in the payment of any premiums, commissions, deductibles, club calls, assessments, advances or other sums (whether for new insurance or for insurance replacing, renewing or extending existing insurance), as well as of any other act, omission or circumstance of which the broker has knowledge and that in its judgment (A) might invalidate or render unenforceable, or cause the cancellation or lapse or prevent the renewal or extension of, in whole or in part, any insurance carried pursuant to subsection (a) of this Section 14, (B) has resulted or might result in any material modification of the terms of any such insurance, or (C) has resulted or might result in any such insurance not being in compliance with the requirements of this Section, and (ii) to furnish Owner from time to time, upon request, detailed information with respect to any of the insurance carried on or with respect to the Vessel or the operation thereof.

(d) Charterer shall not do any act, nor voluntarily suffer or permit any act to be done, whereby any insurance required by this Section shall or may be suspended, impaired or defeated, or suffer or permit the Vessel to engage in any voyage not permitted under the policies of insurance then in effect without first procuring insurance satisfactory to Owner in all respects for such voyage.

(e) All marine risks, war risks and other physical loss or damage coverages required under this Section shall name Owner and Charterer as loss payees, and shall provide that all policy proceeds shall be disbursed directly to Owner; provided, however, that such policies may provide that, unless notice of an Event of Default hereunder has been received by the applicable insurance broker or underwriter, and such Event of Default is continuing, proceeds payable on account of damage to the Vessel (but not on account of a Total Loss), up to an aggregate of $500,000.00, may be disbursed directly by the underwriters to Persons who have performed sue and labor, salvage, repairs and other services in connection with the repair of the Vessel or to Charterer in reimbursement for the cost of such services previously paid by Charterer. All proceeds of physical loss or damage coverages required under this Section and received by Owner shall be disbursed by Owner (after payment of commissions and other costs of collection of such proceeds) as follows:

(i) In the event of damage to the Vessel that does not result in a Total Loss (A) provided that an Event of Default is not then continuing, net policy proceeds shall be applied to pay for repairs, salvage, sue and labor and other charges with respect to the Vessel (including, but not limited to, reimbursing the Charterer for any sums expended by the Charterer in repairing any damage to the Vessel not consisting of a Total Loss), or (B) if an Event of Default is then continuing, net policy proceeds shall, at Owner’s sole option and in Owner’s discretion, either be applied against the outstanding balance of Charterer’s obligations under this Charterer (in such order as Owner may select) or to pay for repairs, salvage, sue and labor and other charges as provided in clause A of this subsection; or

(ii) In the event of the Total Loss of the Vessel, the net policy proceeds shall be applied first to the payment of the Total Loss Payment with respect to the Vessel, with the balance of such proceeds, if any, being paid to Charterer.

If an event shall have occurred that, with the passage of time and the failure of Charterer to cure, would become an Event of Default hereunder, then the proceeds of all physical loss or damage coverages required under this Section and received by Owner shall be held (pending disbursement pursuant to the immediately succeeding sentence) by the Owner in a blocked cash collateral account in the sole control of the Owner.  If such event becomes an Event of Default, such proceeds shall be applied pursuant to the above provisions that apply if an Event of Default is then continuing; if such event does not become an Event of Default, such proceeds shall be applied (assuming there is no Event of Default of any type then existing) pursuant to the above provisions that apply if an Event of Default is not continuing.

(f) The proceeds of any protection and indemnity, pollution and other liability coverages required hereunder may be paid:  (i) directly to the Person to whom any liability covered by such policies has been incurred, or (ii) to Charterer to reimburse it for any loss, damage or expense incurred and paid by it with respect to third party liabilities and covered by such insurance; provided, however, that if an Event of Default is then continuing (and notice of any such Event of Default has been given by Owner to the applicable insurance broker or underwriters), any proceeds issued in reimbursement of sums paid by Charterer shall be payable solely to Owner to the extent necessary to offset sums owed by Charterer to Owner.

(g) Charterer shall be free to procure additional insurance on the Vessel in amounts in excess of Capitalized Owner’s Cost.  Charterer shall also be free to insure risks not normally covered by the marine risks and war risks policies required under Section 14(a)(i), but any such policies shall be endorsed as provided in subsection (a) and made payable as provided in subsection (e) of this Section 14.

(h) The cost of procuring and maintaining all insurance and endorsements required under this Section 14 shall be for the sole account of Charterer.  As between Owner and Participants and Charterer, Owner and Participants shall not be responsible for the payment of premiums, commissions, deductibles, club calls, assessments, advances or other sums with respect to any insurance required hereunder.  To the extent that the policies or entries do not provide that there shall be no recourse against Owner or Participants for the payment of premiums, commissions, deductibles, club calls, assessments, advances or other sums, Charterer shall hold harmless, defend and indemnify Owner and Participants from and against any liability for, and costs (including reasonable Attorneys’ Fees) incurred in connection with, the assessment and payment of such amounts, and shall promptly reimburse Owner and/or any Participant for any premiums, commissions, deductibles, club calls, assessments, advances or other amounts paid by them.  Without limiting the foregoing, Charterer agrees to cause the protection and indemnity underwriters to agree that any liability of Owner to the underwriters for premiums, club calls, assessments, advances or other sums due on account of the status of Owner as a joint entrant in the club with respect to the Vessel shall be limited to the premiums due on account of, and for calls, assessments, advances or other sums based solely on the tonnage of, the Vessel without regard to or consideration of any other vessels in the fleet of Charterer entered with the club.

15. Accounting; Financial Statements; Financial Covenants; and Reports.

(a) During the Term of this Charter, Charterer shall maintain and cause Guarantor to maintain a system of accounts established and administered in accordance with generally accepted accounting principles (“GAAP”), consistently applied.

(b) Charterer shall, within 120 days after the close of each fiscal year of Charterer, deliver to Owner and Participants true and complete copies of the combined and consolidated annual financial statements of Guarantor and its Subsidiaries, including Charterer, for the immediately preceding fiscal year, each containing, without limitation, a balance sheet, a statement of income and surplus account and a statement of changes in financial position, and setting forth the corresponding figures for the prior fiscal year in comparative form, all in reasonable detail without any qualification or exception deemed material by Owner and Participants.  Such financial statements shall be prepared as an audit by Guarantor’s independent certified public accountants, and shall be certified by such accountants to have been prepared in accordance with GAAP.  Within forty-five (45) days after the close of each quarter of Charterer’s fiscal year, Charterer shall deliver to Owner and Participants true and complete copies of the combined and consolidated, internal, management-prepared financial statements of Guarantor and its Subsidiaries, including Charterer, for such quarter.  Each financial statement submitted to Owner and Participants shall be prepared in accordance with GAAP consistently applied and shall fairly and accurately present in all material respects the financial condition and results of operations of Guarantor and its Subsidiaries, including Charterer, for the period to which it pertains.

(c) At all times during the Term, Charterer shall cause Guarantor and its Subsidiaries to maintain the financial covenants set forth in this subsection and failure to do so shall constitute an Event of Default hereunder:

(i) Consolidated Tangible Net Worth.  Consolidated Tangible Net Worth, tested quarterly as of the end of each fiscal quarter, of not less than the sum of (A) $239,867,000, plus (B) 50% of all net income of Guarantor and its Subsidiaries, including Charterer (on a consolidated basis), earned after September 30, 2011.

(ii) EBITDAR to Fixed Charges.  A ratio of EBITDAR to Fixed Charges of Guarantor and its Subsidiaries, including Charterer, on a consolidated basis, tested quarterly at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available, of not less than 1.10 to 1.00 through the quarter-ending March 31, 2013, and of not less than 1.20 to 1.00 thereafter.

(iii) Consolidated Debt to Consolidated EBITDA Ratio.  A ratio of Consolidated Debt to Consolidated EBITDA of Guarantor and its Subsidiaries, including Charterer, of not more than 4.25 to 1.00 tested quarterly at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

(iv) Working Capital.  A ratio of current assets to current liabilities of Guarantor and its Subsidiaries, including Charterer, of not less than 1.00 to 1.00 tested on a consolidated basis quarterly as of the end of each quarter.

(v) Consolidated EBITDA to Interest Expense.  A ratio of Consolidated EBITDA to Interest Expense of Guarantor and its Subsidiaries, including Charterer, of not less than 2.50 to 1.00 tested quarterly at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

Charterer shall, within forty-five (45) days of the end of each fiscal quarter of Charterer, provide Owner and Participants with a certificate in the form attached hereto as Appendix B (a “Compliance Certificate”) representing that Guarantor and its Subsidiaries, including Charterer, are in full compliance (or, if not in full compliance, providing reasonable details of such non-compliance) with the foregoing financial covenants and setting forth the calculations used by Guarantor and Charterer to reach that conclusion, and representing that no Event of Default and no event which with notice or lapse of time or both would be an Event of Default has occurred and is continuing (or if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto). The Compliance Certificate shall be signed (on behalf of the Charterer) by Guarantor’s and Charterer’s chief financial officer or, if either Guarantor or Charterer does not have a chief financial officer, such other officer or employee of that Person who performs the duties typically undertaken by a chief financial officer.

(d) For purposes of this Charter, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Owner pursuant to this Section 15 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis.  In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Charterer and Owner agree to enter into negotiations in order to amend such provisions of this Charter so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Guarantor and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Charterer and the Owner, (i) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (ii) the Charterer shall cause Guarantor to prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).  “Accounting Changes” means any changes in accounting principles required by GAAP and implemented by Guarantor and its Subsidiaries, and changes in accounting principles recommended by Guarantor’s or Charterer’s certified public accountants.

(e) At no time during the Term of this Charter shall Charterer, without the prior written consent of Owner and Participants (which consent shall not be unreasonably withheld or delayed):

(i) Incur, create, assume or in any manner become or be liable in respect of any Debt, direct or contingent, except for (A) Debt for borrowed money existing on the date hereof and reflected on the most recent balance sheet of Charterer submitted by the Charterer to the Participants, (B) the obligations, liabilities and indebtedness of Charterer to Owner and Participants under this Charter and the other Charter Documents, or (C) the obligations of Charterer to any Participant under any other credit facility opened by such Person in favor of Charterer; provided, however, that Charterer may incur Debt to finance the acquisition and construction of new vessels if the principal amount of such Debt does not exceed eighty percent (80%) of the acquisition or construction price (“Permitted Additional Debt”); or

(ii) [Intentionally Omitted]; or

(iii) Pay any Debt of the Charterer to any Affiliate of Charterer following the occurrence and during the continuance of an Event of Default until such time as such default is cured or until the payment and performance of all of the obligations, liabilities and indebtedness of Charterer to Owner and the Participants under this Charter and the other Charter Documents.

(f) Charterer hereby grants and shall cause Guarantor to grant Owner (either directly or through any Participant or their respective representatives) the right to examine and audit the books and records of Charterer and Guarantor at any reasonable time, to make copies (including electronic copies of computer records) and obtain print-outs of such books and records, and to contact and converse with Charterer’s and Guarantor’s employees, agents and independent accountants.

(g) Charterer shall give Owner immediate notice and copies of all tax notices, reports or inquiries, claims of liens, and of any damage, loss, seizure, attachment or judicial process in each case under this sentence, if same could reasonably be expected to materially and adversely affect the use, maintenance, operation, possession or ownership of the Vessel.  Charterer shall provide notice to Owner of the occurrence of an Event of Default hereunder, or the occurrence of any event that, with the passage of time and the failure of Charterer to cure would become an Event of Default hereunder, within ten (10) days after such event or occurrence becomes known (or in the exercise of reasonable diligence should have become known) to a responsible officer of Charterer. Charterer shall also furnish Owner with any other financial information deemed reasonably necessary by Owner or any Participant.  Charterer warrants that all information and representations furnished by Charterer to Owner concerning the Vessel or the financial condition of Charterer or the Guarantor shall be accurate and correct in all material respects.

16. Requisition.  In the event that the Vessel shall be requisitioned by, forfeited to, or otherwise taken by any governmental entity during the Term of this Charter, whether such requisition is a requisition of title, or made on the basis of a bareboat or time charter of the Vessel, Charterer does hereby assign to Owner all rights, actions, claims and causes of action in connection therewith.  Charterer agrees that it will turn over forthwith to the Owner all compensation, reimbursements or awards for such requisition, forfeiture or other taking of the Vessel received by Charterer as the result thereof; provided, however, that unless an Event of Default under this Charter or any other Charter Document has occurred and is then continuing, Charterer shall not be obligated to turn over to Owner compensation received by Charterer on account of a requisition for hire of (as opposed to a requisition of title to) the Vessel.  In the event of any such requisition, forfeiture or taking, Charterer shall promptly execute and deliver to Owner such documents, if any, and shall promptly do and perform such acts, if any, as in the opinion of Owner may be necessary or useful to facilitate or expedite the collection by the Owner of such compensation, reimbursement or award should the turn-over of such payment be required under the foregoing provisions of this Section 16.  Should the Vessel be under requisition for hire at or until the end of the Term of this Charter, (i) Charterer shall, if prevented by reason of the requisition from redelivering the Vessel, be relieved from the obligation to do so, but shall consult with the Owner as to the most convenient method of enabling Owner to obtain redelivery of the Vessel when released from such requisition, and (ii) after such release Charterer shall be given a reasonable opportunity of complying with Charterer’s obligation under Section 7(e) and of removing any such Additional Equipment as is referred to in Section 7(e) on the terms referred to therein.  A requisition for hire shall not relieve Charterer from the obligation to pay charter hire or from any other obligation under this Charter; provided, however, that all compensation and awards received by Owner as the result of such requisition shall be credited against charter hire otherwise payable by Charterer hereunder; and provided further that in the event of a requisition or forfeiture that results in a Total Loss, any compensation, reimbursements or awards shall first be applied to the Total Loss Payment.

17. Taxes.

(a) General Taxes.  Charterer shall comply, in all material respects, with all laws and regulations relating to, and, except as otherwise provided in Section 17(b) below, shall promptly pay when due and assume liability for, all license fees, registration fees, taxes, assessments and charges, whether levied or imposed upon Charterer, Owner, any Participant or the Vessel, or any part thereof, by any federal, state or local government or governmental subdivision or taxing authority in the United States, which may now or hereafter be imposed upon or with respect to the Vessel or upon the ownership, possession, lease, charter, operation, control, use, maintenance, delivery and/or return thereof by Charterer, including, without limitation, sales, use or rental taxes (hereinafter collectively referred to as “Taxes”), but excluding the following Taxes described in clauses (i) through (xiii) below (the “Excluded Taxes”):

(i) Taxes based on or measured by the net income, gross income or net receipts of Owner or any Participant (including, but not limited to, any minimum Taxes, any capital gain Taxes, or value added Taxes to the extent such Taxes replace or are in lieu of a tax on net income) or Taxes on or measured by items of tax preference of Owner or any Participant, other than (1) Taxes in the nature of or in lieu of sales, use or rental taxes; and (2) Taxes upon or with respect to indemnification payments made pursuant to this Section 17 and Section 18 below and imposed on Owner or any Participant;

(ii) whether or not described in clause (i) above, (1) Taxes (other than Taxes in the nature of sales, use or rental Taxes) imposed on Owner or any Participant that are, or are in the nature of, Taxes on, based upon, measured by or imposed with respect to gross receipts, (2) any Taxes on or measured by capital, net worth or excess profits, (3) any Taxes that are or are in the nature of capital stock taxes, franchise taxes, business or commercial activity or doing business taxes, and (4) any additions to tax, surcharges, interest, penalties, fines or other charges in respect of any of the foregoing;

(iii) Taxes included in Capitalized Owner’s Cost;

(iv) Taxes resulting from the voluntary transfer by Owner of any interest arising under this Charter or with respect to the Vessel;

(v) any Tax attributable to the Vessel that is imposed with respect to any period after the earliest of the following events:  (1) expiration of the Term of this Charter or consummation of the purchase of the Vessel by Charterer pursuant to Section 27(a); (2) discharge in full of Charterer's obligations to pay the Total Loss Payment and any other amounts due by Charterer with respect to the Vessel hereunder, and (3) the return of possession of the Vessel to Owner in accordance with Section 21 hereof; provided, however, that this exception shall not apply to Taxes (including any interest, penalties, and additions to tax with respect thereto whether or not such amounts relate to a period after such expiration) relating to events occurring or matters arising prior to or simultaneously with such event;

(vi) Taxes imposed on Owner or any Participant to the extent that such Taxes result from Owner or such Participant engaging in activities or transactions unrelated to any transaction contemplated by this Charter;

(vii) Taxes that are imposed on Owner should Owner not qualify as a “United States person” as defined in Section 7701(a)(30) of the Code;

(viii) Taxes that are imposed (1) as a result of the gross negligence, willful misconduct or bad faith of Owner, or (2) as a result of the inaccuracy or breach of a representation, warranty or covenant of Owner herein;

(ix) any Tax that is enacted or adopted as a substitute for or in lieu of any Tax that would not have been indemnified against pursuant to this Section 17;

(x) Taxes that have not been paid or credited and that are being contested in accordance with the provisions of Section 17(b) below, during the pendency of such contest;

(xi) any interest, penalties, fines or additions to taxes attributable to the failure of Owner to file any return or report properly and timely pursuant to its obligations under this Section, except to the extent that such failure is a result of the failure of Charterer to fulfill its obligations, if any, hereunder with respect to such return, report or claim;

(xii) Taxes imposed on Owner to the extent of the excess of such Taxes over the amount of such Taxes that would have been imposed had there not been a transfer of a Vessel or any interest therein or in Owner or any interest arising under this Charter by Owner; provided, however, that the exclusion set forth in this clause (xii) shall not apply if any such transfer shall occur in connection with any foreclosure or pursuit of remedies in connection with an Event of Default that has occurred and is continuing; and

(xiii) Taxes imposed on or in connection with any transfer by Owner by reason of any insolvency, bankruptcy, foreclosure or similar proceeding in respect of the Owner, other than any such proceeding arising as a result of an Event of Default.

Except with respect to Excluded Taxes, Charterer shall defend, indemnify and hold Owner and each Participant harmless against the non-payment of such Taxes, against the actual or asserted violations of the laws under which such Taxes are imposed and assessed, and against all reasonable costs and expenses of every character in connection therewith or arising therefrom, including interest, penalties and reasonable attorneys’ fees.

(b) Contest Provisions.  Notwithstanding the provisions of Section 17(a) above, Charterer shall not be required to pay any Taxes or other amount otherwise payable by Charterer to Owner pursuant to Section 17(a) above, so long as the payment of such Taxes or other amount related to such Taxes is being timely and diligently contested by Charterer, either on its own behalf or on behalf of Owner, in good faith and by appropriate proceedings (including, without limitation, by pursuit of administrative and judicial appeals), and such contest will not result in any sanctions or penalties assessed against Owner or any Participant, or in the seizure, attachment or forfeiture of the Vessel, on account of the failure to pay such Taxes.

(c) Payments.  All amounts payable as indemnities pursuant to this Section 17 shall be payable within thirty (30) days after receipt of written demand by Owner, but in any event not earlier than the date payment of such Taxes shall be due, which demand shall be accompanied by a written statement describing in reasonable detail the amount so payable.  No Taxes shall be payable to Owner before any contest to which Charterer is entitled under Section 17(b) above is finally concluded, unless prepayment of such Taxes is a condition to pursuing the contest.

(d) Reports and Returns.  Charterer agrees to cooperate with, and to provide promptly any and all information that may be reasonably required by, Owner in connection with the preparation and filing of reports and returns with respect to Taxes payable by Charterer under Section 17(a).

18. Income Tax Indemnity.

(a) Charterer hereby represents, warrants, and covenants to Owner as follows:

(i) This Charter will be a lease for federal and state income tax purposes; Owner will be treated as the purchaser, owner and lessor of the Vessel and Charterer will be treated as the lessee of the Vessel for such purposes.

(ii) Owner shall be entitled: (A) to depreciation deductions with respect to the Vessel as provided by Section 167(a) of the Code, determined under Section 168 of the Code by using (1) modified accelerated cost recovery depreciation based on 100% of Capitalized Owner’s Cost by using the straight line method, (2) the half year convention, (3) a recovery period of eighteen (18) years, and (4) zero salvage value (and Charterer warrants that the Vessel will be deemed to have an eighteen (18) year depreciable life under Alternative Depreciation System [“ADS”] tax guidelines), and (B) to corresponding depreciation deductions under applicable state law.

(iii) For purposes of determining depreciation deductions, the Vessel shall have an income tax basis equal to the Capitalized Owner’s Cost thereof, plus such expenses of the transaction incurred by Owner as may be included in the basis under Section 1012 of the Code.

(b) If for any reason whatsoever any of the representations, warranties, or covenants of Charterer contained in this Charter, or in any other agreement relating to the Vessel, shall prove to be incorrect and (i) it is determined by applicable taxing authorities that Owner is not entitled to claim all or any portion of the depreciation deductions with respect to the Vessel in the amounts and in the taxable years determined as specified in subsections (ii) and (iii) of section (a), above, or (ii) such depreciation deductions are disallowed, adjusted, recomputed, reduced, or recaptured, in whole or in part, by the Internal Revenue Service or applicable state taxing authority (such determination, disallowance, adjustment, recomputation, reduction, or recapture being herein called a “Tax Loss”), then Charterer shall pay to Owner as an indemnity and as additional charter hire such amount as shall, in the reasonable opinion of Owner, cause Owner’s after-tax economic yield (the “Net Economic Return”) to equal the Net Economic Return that would have been realized by Owner hereunder if such Tax Loss had not occurred.  The amount paid to Owner pursuant to this section shall be payable by Charterer on the next succeeding Charter Hire Installment Date after written demand therefore from Owner, accompanied by a written statement describing in reasonable detail such Tax Loss and the computation of the amount so payable.

(c) In the event there shall be any change, amendment, addition, or modification of any provision of the Code or of applicable state law, any regulations thereunder, or the interpretation thereof with respect to the matters set forth in this Section 18 that becomes effective prior to or after the Commencement Date, and which results in a decrease in Owner’s Net Economic Return hereunder, then Owner shall recalculate and submit to Charterer the modified charter hire rate required to provide Owner with the same Net Economic Return as it would have realized absent such change, and this Charter shall thereupon automatically be deemed to be amended to adopt such rate of charter hire.

(d) Notwithstanding anything to the contrary contained in this Charter, Charterer shall not be liable to the extent of any excess Tax Loss over the amount of such Tax Loss that would have occurred had there not been a transfer of a Vessel or any interest therein or in Owner or any interest arising under this Charter by Owner; provided, however, the exclusion set forth in this clause (d) shall not apply if any such transfer shall occur in connection with any foreclosure or pursuit of remedies in connection with an Event of Default that has occurred and is continuing.

19. Default.  Time is of the essence under this Charter and under the Charter Documents related hereto, and Charterer shall be in default in event of the occurrence of any of the following (each an “Event of Default”):

(a) any failure to pay the full amount of any payment required hereunder or under any other Charter Document, including, without limitation, charter hire, taxes, Liens, insurance, indemnification, repair or other charges, or any advances made by Owner or any Participant, when such payment is due; or

(b) any failure to maintain the insurance coverage specified in Section 14 hereof; or

(c) any attempt by Charterer to sell, mortgage or encumber the Vessel, or should any Lien or other charge (other than a Permitted Maritime Lien) be asserted thereon which has not been released, bonded or otherwise secured or contested as provided in Section 8(d)(ii); or

(d) should any representation or warranty of Charterer, Guarantor or Gulf South in this Charter or in any other Charter Document, or in any certificate, report, notice, or financial statement furnished at any time in connection with this Charter, prove to have been false or materially misleading when made or deemed to have been made; or

(e) should Guarantor and Charterer, on a consolidated basis together with the Subsidiaries of Guarantor, default in the performance of the financial covenants of Section 15(c) or 15(e) hereof; or

(f) should Charterer, Guarantor or Gulf South fail to perform any of its other obligations, agreements, or affirmations under or emanating from this Charter, the Guaranty or any other Charter Document promptly when such performance is due under the terms of such agreements, or otherwise default under the terms of any such document, should such default continue beyond the expiration of any applicable period of grace or cure; or

(g) should a breach of the Change of Control covenant of Section 9(a)(iii) occur; provided, however, that Charterer shall not be deemed to be in default under this subsection if (i) Charterer reports the breach to Owner as provided under Section 15(g) of this Charter, and (ii) Charterer pays, within ten (10) days following demand, an amount equal to the Total Loss Payment as defined and determined in Section 11(b) (with the next scheduled Charter Hire Installment Date following the date of demand from Owner being deemed to be the Loss Payment Date for purposes of that calculation); or

(h) should Charterer cease to qualify as a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916 (46 U.S.C. §50501); or

(i) should Charterer, Guarantor or Gulf South (i) become insolvent or institute proceedings to be adjudged bankrupt or insolvent or become subject to a decree or order by a court having jurisdiction adjudging any such Person as bankrupt or insolvent, (ii) become the subject of an involuntary petition in bankruptcy and such petition shall not have been withdrawn, dismissed or stayed within sixty (60) days of filing, (iii) become subject as a debtor of any other proceeding under federal bankruptcy laws; make an assignment for benefit of creditors, or (iv) should any such Person be named in, or a substantial part of its property be subjected to, a suit for the appointment of a receiver, and such suit shall not have been withdrawn, dismissed or stayed within sixty (60) days of filing; or

(j) if the Vessel should be seized or levied upon under any legal or governmental process against Charterer or the Vessel (except with respect to any Lien imposed or otherwise created by, through or under the Owner) and Charterer has failed either to file a claim and to cause the release of the Vessel as provided in Section 8(e), or to pay to Owner the Total Loss Payment for the Vessel in the event that the Vessel has become a Total Loss on account of such seizure or levy within ten days of the date that such payment is due hereunder; or

(k) should Guarantor materially default under or attempt to terminate or repudiate its Guaranty of the obligations of Charterer hereunder; or

(l) should Charterer, Guarantor, Gulf South or any of their respective Affiliates be in default (after any applicable grace period) under any material provision of any loan or credit agreement, note, mortgage, security agreement, lease, charter, instrument or other agreement between any such Person and any Participant or Affiliates of any Participant; or

(m) should Charterer, Guarantor or Gulf South be in default under any material provision of any loan or credit agreement, note, mortgage, security agreement, lease, charter, instrument or other agreement (other than any loan or credit agreement, note, mortgage, security agreement lease, charter, or other agreement covered, at the  time of default, under clause (l) above) with respect to borrowed monies or other Debt in excess of $2,000,000 if (i) such default remains uncured after ten (10) days from the occurrence thereof or after the expiration of any period of grace contained in such agreement, whichever is greater, and (ii) the relevant creditor has accelerated the obligation or taken other steps to enforce its remedies on default or security interests; or

(n) should the Approved Time Charter be terminated prior to the expiration of the current term thereof (or prior to the expiration of any renewal term should the charterer thereunder exercise its option to renew the Approved Time Charter during the Term) other than on account of the requisition of the Vessel by the United States or any agency thereof unless Charterer has entered into a replacement time charter at current market rates for the Vessel for a term at least equal to the remaining term of the Approved Time Charter at the time of termination within three (3) months following the effective date of termination of the Approved Time Charter; or

(o) should Charterer default under the terms of the MSP Contract and fail to cure such default prior to the expiration of any applicable period of grace or cure.

20. Remedies on Default; Cumulative Nature of Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Owner may, at its option, do one or more of the following:

(i) cancel or terminate this Charter;

(ii) proceed by appropriate court action to enforce performance of the terms of this Charter and all related Charter Documents and/or recover damages for the breach hereof or thereof, the measure of which damages hereunder shall take into account the value of all tax benefits lost to Owner and any Participant as a result of Charterer’s default or the enforcement by Owner of any remedy granted hereunder or by Applicable Law;

(iii) if permitted by applicable law, enter upon any premises where the Vessel may be located, without liability, and without notice or legal process, and take possession of the Vessel, and either store the Vessel on said premises or remove the same (any damages occasioned by such taking of possession, storage or removal being waived by Charterer, other than damages resulting from the gross negligence or willful misconduct of Owner);

(iv) recover from Charterer, as liquidated damages, and not as a penalty, an amount equal to the sum of (A) any accrued and unpaid charter hire as of the date of the applicable Event of Default hereunder; plus (B) the Stipulated Loss Value for the Vessel stated on the Stipulated Loss Value Schedule incorporated in this Charter as of the scheduled Charter Hire Installment Date immediately preceding the date of the applicable Event of Default hereunder; plus, (C) any indemnity payments owed by Charterer under this Charter, if then determinable, together with interest on the total amounts payable under this clause at the Default Rate; provided, however, that upon payment by Charterer of all amounts due under this clause (iv) in good and indefeasible funds, Owner shall transfer to Charterer all of Owner’s right, title and interest in the Vessel on an “AS-IS, WHERE-IS” basis, with all faults, without recourse and without representation or warranty of any kind, express or implied (other than those limited warranties set forth in Section 27(c)) and upon such payment this Charter shall terminate (provided that any unpaid indemnities hereunder shall survive such termination); and/or

(v) exercise any and all other remedies that may be provided under any other agreement between Owner or any Participant and Charterer or under Applicable Law.

(b) Should Owner elect to cancel or terminate this Charter as provided in Subsection (a)(i) of this Section, Owner shall forward written notice to Charterer to that effect at the address provided in this Charter.  Within five (5) days after transmittal of said Notice, or if the Vessel is on a voyage, within five (5) days after the Vessel arrives at its next port of call, Charterer, at its expense, shall assemble and surrender possession of and redeliver the Vessel to Owner as provided in Section 21 of this Charter, or as otherwise reasonably directed by Owner in said Notice, and all obligations of Charterer under Sections 7, 13 and 21 of this Charter shall apply to such redelivery.  Should Charterer fail or refuse to surrender and redeliver the Vessel to Owner within the delays set forth in this Section, Owner shall be entitled to recover possession of the Vessel in a possessory action or other appropriate proceedings initiated in any court or courts of competent jurisdiction, as well as to recover all costs and expenses thereof, including reasonable Attorneys’ Fees, together with interest on such amounts at the Default Rate.

(c) In the event of the repossession of the Vessel by Owner, Owner may (in its sole discretion), without notice to Charterer, after making any repairs deemed necessary by Owner, and after completing other commercially reasonable preparations, (i) hold or use the Vessel for any purpose whatsoever, (ii) sell the Vessel at public or private sale for cash or on credit and/or (iii) re-charter the Vessel upon such terms as Owner may reasonably determine, free of any rights or claims of Charterer in admiralty, in equity, at law or by statute, whether for loss or damage or otherwise, without any duty to account to Charterer except as herein expressly provided.  After any repossession of the Vessel by Owner, there shall be applied on account of the obligations of Charterer hereunder the net proceeds actually received by Owner from any sale or re-charter of the Vessel, after deduction of all expenses of sale and other expenses recoverable by Owner hereunder (including Attorneys’ Fees).

(d) No termination, repossession or other act by Owner after default shall relieve Charterer from any of its obligations hereunder.  In addition to all other charges under this Charter, Charterer shall pay to Owner, on demand, all fees, costs and expenses incurred by Owner as a result of such default, including, without limitation, reasonable attorneys’, surveyors’ and brokers’ fees and expenses and all costs of removal, repair, storage, transportation, insurance and disposition of the Vessel.

(e) The remedies granted to Owner under this Section 20 upon an Event of Default shall not be deemed to be exclusive, but shall be cumulative, and shall be in addition to all other remedies existing in admiralty, at law, in equity or in bankruptcy.  The election of Owner at any time to enforce any one or more remedies granted hereunder shall in no way bar the later enforcement of such remedy or of any other remedy.  Failure of Owner to enforce any of its rights granted hereunder shall not constitute a waiver of such rights.

21. Re-delivery.  Upon termination of this Charter without the exercise by Charterer of any of the purchase options provided in Section 27, Charterer shall (except in the case of a Total Loss or the delivery of the Vessel to Charterer pursuant to Section 20(a)(iv)) redeliver the Vessel at a redelivery point within the contiguous forty-eight states designated by Owner.  Upon redelivery, the Vessel shall be at least in the same order and condition as she was on the Commencement Date, less normal wear and tear, and shall be comparable in appearance (including cleanliness, and cosmetic dents, dings and scrapes) to other vessels of similar age and service owned or leased by Charterer or its Affiliates.  Without limiting the foregoing, the Vessel, when re-delivered, shall (i) have no water in water-tight areas; (ii) have engines with a minimum of fifty percent (50%) of the manufacturer’s recommended overhaul interval remaining prior to the next recommended overhaul; (iii) have aboard the same amount of unbroached provisions, paints, oils, ropes, spare parts and equipment, and other consumable stores, as were aboard on the Commencement Date; (iv) have a currently effective U.S. Coast Guard Certificate of Inspection issued by the United States Coast Guard for vessels of its age and type (should the Vessel become subject to inspection during the Term) with an expiration date not later than twelve (12) months following the date of redelivery; and (v) be in class for the A-1 Vehicle Carrier, AMS and ACCU classifications issued by the American Bureau of Shipping (or comparable classifications issued by any replacement classification society selected by Charterer and approved by Owner) with no outstanding requirements, recommendations or citations of the classification society, and with no scheduled classification survey due within twelve (12) months following the date of return of the Vessel.  Charterer shall be liable for all reasonable expenses necessary to restore the Vessel to the condition required by this Charter, and shall pay to Owner additional charter hire at the rate of 1/30th of the monthly rate of charter hire then applicable for the Vessel for each day the redelivery of the Vessel is delayed during the time such repair or restoration is being effected as additional charter hire.

22. On Charter and Off Charter Surveys. Prior to the Commencement Date, and immediately prior to the redelivery of the Vessel at the termination of this Charter, joint surveys will be made by an independent marine surveyor mutually acceptable to Owner and Charterer to determine the condition of the Vessel, and, at redelivery, to determine whether the Vessel has been maintained according to the terms of this Charter; provided, however, that if the Vessel is at sea on the Commencement Date the on-charter survey will be conducted contemporaneously with the special classification survey of the Vessel to be conducted by the classification society in 2012.  If a surveyor cannot be jointly agreed upon, the appointment shall be referred to the American Arbitration Association who shall appoint either Dufour Laskay & Strouse, North American Marine Consultants or Merrill Marine Services as the designated surveyor.  The surveys shall be conducted at Charterer’s expense.  Until the completion or in the absence of an on-charter survey, the Vessel shall be presumed, as between Owner and Charterer, to have been delivered in an undamaged condition free of any material defects or conditions and to be equipped with all ancillary equipment as is referenced in the specifications for the Vessel.

23. Lien and Security Interest on Freights and Subfreights; Security Deposit.

(a) Lien and Security Interest.  In order to secure the prompt payment and performance of all existing and future obligations, liabilities and indebtedness of Charterer arising under this Charter or under any additional Charter Document, Charterer hereby grants Owner a lien upon, and security interest in, all of Charterer’s right, title and interest in and to the following property, whether now owned or hereafter acquired:  (a) all charter (including the Approved Time Charter), operating, service or management agreements entered into by Charterer covering the charter (whether on a bareboat, demise, voyage or time charter basis), lease, use or operation of the Vessel, together with the benefits, rights and remedies thereunder, including, without limitation, all charter hire payments and other compensation, earnings or monies now or hereafter due or to become due pursuant to said agreements; (b) all freights, subfreights, accounts, salvage or requisition awards or recoveries, recoveries in general average, equipment, machinery, inventory (but only inventory that constitutes spares and stores of the Vessel) arising out of the use or operation of, or otherwise related to, the Vessel or any existing or future charter, operating, service, towage, fleeting or management agreement concerning the Vessel; (c) all amounts due from underwriters under any insurance on the Vessel as payment of losses, or as return premiums, or otherwise; as well as (d) all cash and non-cash proceeds of any of the foregoing.  Charterer agrees and covenants that, notwithstanding this assignment, Owner shall have none of Charterer’s obligations under any assigned contract.  It is expressly agreed that, anything herein contained to the contrary notwithstanding, upon the occurrence and during the continuance of any Event of Default or any material default by Charterer under any assigned contract, the Charterer’s obligations under such agreements may be performed by Owner or any subsequent assignee of Owner without releasing Charterer therefrom, but Owner shall not, by reason of this assignment, be obligated to perform any of Charterer’s obligations under any such agreement or to file any claim or take any other action to collect or enforce any payment assigned hereunder.  Charterer further agrees and covenants that none of said assigned contracts shall be amended, revised or altered in such a manner so as to materially affect the rights of Owner.

(b) Security Deposit.

(i) On the Commencement Date, Charterer shall pay the Security Deposit into the designated account of the Participant to be held as further security for the prompt payment and performance of all existing and future obligations, liabilities and indebtedness of Charterer arising under this Charter or under any additional Charter Document.  Upon an Event of Default, Owner may, without prejudice to any other available remedy, apply the Security Deposit towards either the cure of the Event of Default (if a cure can be effected by the payment of money) or as compensation for any loss or damage arising from the Event of Default for which a monetary loss or damage is ascertainable. If at any time Owner applies part or all of the Security Deposit as specified above, the Charterer shall pay to Owner the amount so applied, so that Owner shall have on hand the full original Security Deposit or such lesser amount as is required under this Charter at such time after giving effect to those provisions of this Charter that authorize or permit the amount of the Security Deposit to be reduced from time to time.  At the expiration of the Term of this Charter, if no Event of Default has occurred and is then continuing, Owner shall return the unapplied balance of the Security Deposit to the Charterer. The Charterer agrees that it shall have no right to apply any portion of the Security Deposit against any of its obligations to pay charter hire except as provided below in this Section 23(b).  If Owner assigns its rights under this Charter and the Charter Documents, and forwards the Security Deposit, to a transferee who assumes the obligations of Owner hereunder, Owner shall be released from liability with respect to the Security Deposit, but any transferee shall be and remain subject to all the provisions hereof with respect to the Security Deposit.  The Charterer shall not mortgage, assign or encumber its interest in the Security Deposit, and any attempt to do so shall be void.

(ii) Upon request by Charterer at any time after the thirty-sixth (36th) month of the Term, Owner shall return the Security Deposit (or any portion thereof requested by Charterer) to Charterer, provided that (A) no Event of Default under this Charter or under any other Charter Document has occurred and is then continuing, (B) there has not been any material adverse change in the business, condition (financial or otherwise), operations or properties of Charterer and/or the Guarantor, as determined by Owner and the Participants in their reasonable discretion, and (C) the Approved Time Charter has been renewed by ******, or a substitute time charter in form and substance satisfactory to Owner and the Participants in their reasonable discretion has been placed by Charterer, on equal or better terms and at or above then existing rates.  Upon the return of any portion of the Security Deposit to Charterer, the installments of charter hire payable under Section 2(a) will be adjusted by Owner, if necessary, to maintain the same net economic return as realized by Owner and the Participants prior to the release.  Owner shall notify Charterer of any such increase in the rate of charter hire payable hereunder and provide reasonable calculations evidencing the basis for such increase not less than ten (10) days prior to any increase.

24. Subordination. [Intentionally Omitted].

25. Transfer of Interest.

(a) Charterer will not assign this Charter or any interest therein, or subcharter the Vessel on a bareboat basis, to any Person without the prior written consent of Owner, such consent not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, Charterer may sub-charter the Vessel to any controlled Affiliates of Charterer or Guarantor, and enter into time charters of the Vessel in the ordinary course of business without the prior consent of Owner; provided, however, that (i) the performance of any such sub-charter or time charter by Charterer will not constitute or result in the breach of the Approved Time Charter or the MSP Contract; (ii) any such sub-charter or time charter shall contain a provision placing the charterer on notice of this Charter and subordinating any and all rights of such charterer to the rights of Owner hereunder; (iii) the term of any such sub-charter or time charter, including options, shall not exceed one year without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed (but in no case shall the term of any sub-charter or time charter extend beyond the then-current Term of this Charter); (iv) the sub-charterer under any sub-bareboat charter qualifies as a citizen of the United States under Section 2 of the Shipping Act of 1916 (46 U.S.C. §50501), and (v) notwithstanding any such sub-charter or time charter, Charterer shall remain liable for the payment of all charter hire and other sums and the performance of all obligations of Charterer hereunder and under any Charter Documents related hereto.

(b) Owner may sell, assign or otherwise transfer this Charter or Owner’s interest in the Vessel, without notice to Charterer, provided that: (i) the purchaser or assignee: (A) qualifies as a “documentation citizen” of the United States within the meaning of 46 U.S.C. §12103, eligible to document the Vessel in its name with a registry endorsement under 46 U.S.C. §12103(b) and 46 U.S.C. §12111(a), or (B) is a trust which qualifies as a “United States Citizen Trust” within the meaning of 46 U.S.C. §53101, so that the Vessel shall remain eligible (at all times during the Term) to be documented with, and operated under, a registry endorsement under the laws of the United States, and so that the Vessel will not be disqualified from enrollment in the Maritime Security Fleet pursuant to Chapter 531 of Title 46, United States Code by virtue of the citizenship of the purchaser or assignee; (ii) such purchaser or assignee expressly takes subject to the terms and conditions of this Charter, including, but not limited to, any purchase options covering the Vessel; and (iii) the value of the Vessel does not exceed 50% of the value of all assets of such purchaser or assignee.  Charterer agrees that it will not assert against any purchaser or assignee of Owner any defense (except the Charterer’s performance in accordance with the terms and provisions hereof), counter-claim or off-set that Charterer may have against Owner.  Notwithstanding the foregoing, any sale or assignment by Owner shall not materially change Charterer’s duties or obligations under this Charter, nor materially increase the burdens or risks imposed on Charterer.  Following any assignment of this Charter by Owner, the assignee shall succeed to the rights and obligations of “Owner” hereunder (including, without limitation, the obligation to retain such title to the Vessel as the Charterer transferred to the Owner, subject, however, to further transfers permitted under this Section 25(b)).

26. Notice.  All demands, notices, and other communications under this Charter shall be in writing and shall either be personally delivered or deposited with a reputable commercial courier or express delivery service, or with the United States Postal Service, certified mail, first class postage prepaid, return receipt requested, addressed as follows:

To Owner -                                Wells Fargo Bank Northwest, National Association
299 South Main Street, 12th Floor
Salt Lake City, Utah 84111
MAC: U1228-120
Facsimile: (801) 246-5053
Attention: David Wall

To Charterer -                                           Waterman Steamship Corporation
11 North Water St., Suite 18290
Mobile, Alabama 36602
Facsimile: (251) 706-0756
                                           Attention: Chief Financial Officer

or at such other addresses as may hereafter be furnished in writing by either party to the other.  Any such notice shall be effective upon receipt or by refusal of the recipient at the applicable address for notice provided herein.  Demands, notices and other communications may also be transmitted by facsimile provided that a hard copy of such transmittal is deposited with a reputable commercial courier or express service for overnight delivery at the applicable address for notices within one (1) Business Day following such transmittal.  Any demand, notice, or other communication so transmitted by facsimile shall be deemed to have been duly given upon receipt by the sender of an electronic answer-back.

27. Mid-Term and End-of-Term Options.

(a) Early Buy-Out Options.  So long as no Event of Default has occurred and is continuing under this Charter or any related Charter Document, Charterer shall have successive options to purchase the Vessel (each, an “Early Buy-Out Option”) on the scheduled Charter Hire Installment Date for the payment of the sixtieth (60th) installment of charter hire payable hereunder and if not exercised again on the scheduled Charter Hire Installment Date for the payment of the eighty-fourth (84th) installment of charter hire payable hereunder (each, an “Early Buy-Out Option Date”).  The option price for the initial Early Buy-Out Option shall be $45,216,289.79 (76.637779% of Capitalized Owner’s Cost) and for the second Early Buy-Out Option, $38,102,387.03 (64.580317% of Capitalized Owner’s Cost), in each case plus any applicable sales or use taxes assessed in connection with such purchase under Applicable Law and all additional sums (if any) then due and owing hereunder (each, the “EBO Option Price”).  The applicable EBO Option Price shall not be deemed to be the anticipated residual value of the Vessel as of the stated time.  An Early Buy-Out Option may be exercised by Charterer only by and upon written notice to Owner, which notice must be received by Owner not more than two hundred forty (240) days but not less than one hundred eighty (180) days prior to the applicable Early Buy-Out Option Date.  If exercised, Charterer must pay the applicable EBO Option Price stipulated above to Owner, in cash, on or prior to the applicable Early Buy-Out Option Date (unless there has been a Total Loss in the interim in which case the provisions of Section 11(b) shall apply).  Each Early Buy-Out Option is exercisable only during the period indicated, and shall terminate at 5:00 p.m. Central Time as of the applicable Early Buy-Out Option Date.  Should Charterer fail to provide timely notice of its intent to exercise an Early Buy-Out Option, should an Early Buy-Out Option be suspended on the applicable Early Buy-Out Option Date because an Event of Default then exists, or should Charterer fail to consummate the acquisition of the Vessel prior to the termination of the applicable Early Buy-Out Option, the lease or charter of the Vessel hereunder shall continue for the remainder of the Base Term, subject however to any right of Charterer to exercise any remaining Early Buy-Out Option, and subject to the provisions of Section 20 and any other applicable termination provisions hereof.

(b) End of Term Purchase Option.  As long as no Event of Default shall have occurred and then be continuing under this Charter, Charterer may (at its option) purchase the Vessel on February 28, 2022, the end of the Base Term (the “End of Term Option Date”), for its Fair Market Value as of that date, plus all applicable sales and use taxes (if any) imposed in connection with such sale and all additional sums (if any) then due and owing hereunder (the “EOT Option Price”).  The foregoing purchase option (the “End of Term Option”) may be exercised by Charterer only by and upon written notice to Owner, which notice must be received by Owner not more than two hundred forty (240) days but not less than one hundred eighty (180) days prior to the End of Term Option Date.  If Charterer elects to purchase the Vessel, and the End of Term Option has been timely exercised and otherwise remains open, Charterer must pay the EOT Option Price to Owner, in cash, on or prior to the End of Term Option Date (unless there has been a Total Loss in the interim in which case the provisions of Section 11(b) shall apply). The End of Term Option is exercisable only during the period indicated, and shall terminate at 5:00 p.m. Central Time on the End of Term Option Date.  In the event that Charterer fails to exercise the End of Term Option prior to the End of Term Option Date, or in the event that the End of Term Option has otherwise terminated in accordance with the terms and provisions hereof, Charterer shall return the Vessel to Owner in accordance with, and in the condition required by, Section 21.

(c) Title Passage.  Following (i) the timely exercise of an Early Buy-Out Option or the End of Term Option to purchase the Vessel, and (ii) the receipt of the applicable option price, in cash, together with all sales or use taxes due in connection therewith, and any and all additional sums (if any) then due and owing hereunder, this Charter shall terminate (other than with respect to Charterer’s indemnity obligations which shall survive any termination of the Charter) and Owner shall transfer (pursuant to a bill of sale in recordable form) all of its right, title and interest in and to the Vessel to Charterer subject to the disclaimers and limited warranties below.  ANY SALE OF THE VESSEL TO CHARTERER PURSUANT TO THIS SECTION 27 SHALL BE MADE WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, EXCEPT THAT OWNER SHALL REPRESENT AND WARRANT THAT IT HAS SUCH TITLE TO THE VESSEL AS THE CHARTERER TRANSFERRED TO THE OWNER WHEN OWNER PURCHASED THE VESSEL FROM THE CHARTERER, THAT THE VESSEL IS FREE AND CLEAR OF ANY LIENS IMPOSED OR OTHERWISE CREATED BY, THROUGH OR UNDER OWNER, AND THAT OWNER HAS COMPLIED WITH SECTION 9(B) ABOVE THROUGH AND INCLUDING THE DATE OF SUCH SALE.  WITHOUT LIMITING THE FOREGOING, ANY SUCH SALE SHALL BE ON AN “AS IS, WHERE IS” BASIS WITH NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS, CLASSIFICATION OR CONDITION OF THE VESSEL, OR ELIGIBILITY OF THE VESSEL TO ENGAGE IN ANY PARTICULAR TRADE.  ALL SUCH WARRANTIES SHALL BE EXPRESSLY WAIVED BY CHARTERER AT THE TIME OF SUCH SALE.  ALL SALES AND USE TAXES WHICH MAY BECOME DUE AS A RESULT OF THE SALE SHALL BE FOR THE SOLE ACCOUNT OF CHARTERER.  IT IS UNDERSTOOD AND AGREED THAT CERTAIN PROVISIONS OF THIS CHARTER (IN ADDITION TO SECTIONS 27(a) AND 27(b)) REFER TO THIS SECTION 27(c) IN CONNECTION WITH TRANSFERS OF THE VESSEL PURSUANT TO SUCH PROVISIONS; SUCH REFERENCES MEAN THAT SUCH TRANSFERS SHALL BE TRANSFERS (PURSUANT TO A BILL OF SALE IN RECORDABLE FORM) BY THE OWNER TO THE CHARTERER OF ALL OF THE OWNER’S RIGHT, TITLE AND INTEREST IN THE VESSEL ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES EXCEPT THE LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH SET FORTH IN THIS SECTION 27(c) BEING MADE BY THE OWNER TO THE CHARTERER.  In the event that Charterer purchases the Vessel pursuant to the terms hereof, Owner shall execute and deliver such documents, including bills of sale, as Charterer may reasonably request (and consistent with the other terms and provisions hereof), in each case at Charterer’s expense.  As used in this subsection and elsewhere in this Charter, any reference to any Lien being “imposed”, “created”, “incurred”, “assumed”, “suffered to exist” “placed” or words of similar import include (whether in connection with Liens by, through or under the Owner or the Charterer, as the case may be) both consensual and involuntary Liens (whether arising by operation of law, by attachment, execution or other process, or otherwise); provided, however, that in no event shall the phrase “imposed or otherwise created by, through or under Owner” be construed to encompass Liens arising out of the acts or omissions of Charterer, out of the breach by Charterer of its obligations hereunder, or Liens otherwise created or imposed by Charterer.

28. Charterer’s Waivers.  To the extent permitted by Applicable Law, Charterer hereby waives  any rights to: (i) cancel or otherwise terminate this Charter (other than as expressly authorized herein); (ii) repudiate this Charter; (iii) reject the Vessel after the execution and delivery of this Charter and a Delivery and Acceptance Certificate covering the Vessel; (iv) revoke acceptance of the Vessel; (v) claim a lien or security interest in the Vessel or her appurtenant equipment for any reason; or (vi) deduct all or part of any unliquidated damages resulting from Owner’s default, if any, under this Charter or under any related Charter Document.

29. Net Lease.  This Charter is intended to effect a net-lease transaction.  During the Term hereof, the possession, use, operation, maintenance, repair or replacement of the Vessel shall be at the sole risk, cost and expense of Charterer, except as may be expressly provided to the contrary herein.

30. Advances by Owner.  Subject to ten (10) days prior notice to Charterer, Owner, at its option, may pay any tax, assessments, insurance premiums, calls or assessments, expenses, repair, release, confiscation or seizure expenses, Liens or other charges or fees payable hereunder by Charterer following any failure of Charterer to make such payments as provided in this Charter, or to contest such payment by appropriate proceedings in a timely manner, and any amount so paid shall be reimbursed by Charterer as additional charter hire on demand together with interest at the Default Rate until paid.  The rights secured hereby shall not constitute a waiver of any other rights of Owner arising from breach by Charterer of any of the covenants hereof.

31. Owner’s Costs.  Charterer hereby agrees to pay to Owner on demand: (a) all reasonable out-of-pocket costs and expenses incurred by Owner or any Participant in connection with the preparation, negotiation, and execution of this Charter, and any additional Charter Documents between Charterer and Owner or any Participant, and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, reasonable Attorneys’ Fees and expenses; and (b) all reasonable out-of-pocket costs and expenses incurred by Owner or any Participant by reason of Charterer’s breach or default under any of its obligations under this Charter or under any related Charter Document, including, without limitation, reasonable costs and expenses incurred in collecting any charter hire or other sums due under this Charter, costs and expenses of repossession, storing, holding, transporting, insuring, servicing, repairing, maintaining, re-chartering and selling the Vessel, and collecting charter hire, rents or other proceeds of the disposition thereof, and the reasonable fees and expenses of attorneys and other professionals employed by Owner or any Participant in connection with the protection and enforcement of its interest in the Vessel and its rights under this Charter.

32. Multiple Parties.  Where more than one obligor has signed this Charter, or has otherwise become obligated hereunder, whether as co-charterer, guarantor, or otherwise, liability hereunder shall be joint and several and Owner or its assigns may, with the consent of any one of such obligors, modify, extend or change any of the terms hereof without the consent or knowledge of the others, and without in any way releasing, waiving or impairing any rights granted Owner against such others.

33. Non Waiver.  No delay or omission in the exercise of any power or remedy herein provided or otherwise available to Owner shall impair or affect Owner’s right thereafter to exercise the same.  Any extension of time for payment hereunder or other indulgence granted to Charterer shall not otherwise alter or affect the obligations of Charterer or Owner’s rights hereunder with respect to any subsequent payments or default herein.

34. Jury Trial Waiver.  OWNER AND CHARTERER HEREBY EACH WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS CHARTER OR ANY CHARTER DOCUMENT RELATED HERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION OR PROCEEDING TO WHICH OWNER OR CHARTERER MAY BE PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS CHARTER OR ANY CHARTER DOCUMENT RELATED HERETO OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER IS MADE KNOWINGLY, WILLINGLY AND VOLUNTARILY BY OWNER AND CHARTERER WHO EACH ACKNOWLEDGE THAT NO REPRESENTATIONS HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS CHARTER OR ANY RELATED CHARTER DOCUMENT.

35. Governing Law.  This charter shall be construed and interpreted, and the rights and liabilities of the parties determined, in accordance with the general maritime law of the United States, to the extent applicable, and otherwise in accordance with the laws of the State of New York, without giving effect to its rules for conflicts of law.

36. Severability.  If any of the provisions of this Charter are contrary to, prohibited by, or held invalid under applicable laws or regulations of any jurisdiction in which it is sought to be enforced, then that provision shall be considered inapplicable and omitted but shall not invalidate the remaining provisions.  Should the payment of any interest stipulated under this Charter be held to violate applicable usury laws or other applicable laws regulating the payment of interest, the rate of interest payable under this Agreement shall thereupon be reduced automatically to the maximum rate of interest permitted under such law.

37. Survival.  All indemnities in favor of each party contained herein shall survive the expiration or other termination of this Charter.  Such indemnities are expressly made for the benefit of, and shall be enforceable by, each party, its successors and assigns.

38. Counterparts.  This Charter may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.

39. Entire Agreement; Successors.  THIS CHARTER AND THE OTHER CHARTER DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, PROPOSALS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.  No waiver or modification by a party of any of the terms or conditions hereof shall be effective unless in writing and signed by an officer of such party.  This Charter shall be binding on, and shall inure to the benefit of, Owner and Charterer and their respective successors and assigns.

40. Limitation on Liability of Trust Company. It is understood and agreed that the Trust Company is entering into this Charter solely in its capacity as Trustee under the Trust Agreement and that all of the representations, warranties, undertakings and agreements of, by and for the purpose of binding Owner are not the responsibility of the Trust Company individually but are intended solely for the purpose of binding the Trust and that the Trust Company shall not be liable or accountable in its individual capacity in any circumstances whatsoever except as otherwise expressly provided in the Charter or in the Trust Agreement.  It is further agreed that all Persons having any claims against the Owner as a result of this Charter or transactions contemplated hereby shall look solely to the trust estate for satisfaction thereof.  It is also understood and agreed that, absent written instructions from the Participants pursuant to the Trust Agreement, the Trustee shall not be under any obligation to exercise any of the permissive rights or powers granted to it under this Charter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Charter to be executed, by their respective officers, duly authorized, to be effective as of the day, month and year first written above.

Owner:
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,
as Trustee of the The Green Bay Vessel Trust

By:           /s/ Jon Croasmun
Name:                      Jon Croasmun
Title:           Vice President

Charterer:
WATERMAN STEAMSHIP CORPORATION

By:           /s/ D. B. Drake
Name:                      D. B. Drake
Title:           Vice President and Treasurer

COUNTERPART NO. __ OF 3 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS.  TO THE EXTENT THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

S-

ACKNOWLEDGMENTS

STATE OF UTAH

COUNTY OF SALT LAKE

On this 22nd day of February, 2012, personally came and appeared before me, a Notary Public in and for the State and County set forth above, Jon Croasmun, to me known, who acknowledged execution of the foregoing instrument in his/her capacity as the duly authorized Vice President of WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as the free act and deed of that corporation, not in its individual capacity, but solely as the Trustee of the The Green Bay Vessel Trust, for the purposes therein expressed.

IN WITNESS WHEREOF, I hereunto set my hand and official seal the day and year first above written.

/s/ Lindsay Anderson
NOTARY PUBLIC in and for the State of Utah

Printed Name:                                Lindsay Anderson
My commission expires:   10/20/2013

STATE OF ALABAMA

COUNTY OF MOBILE

On this 22nd day of February, 2012, personally came and appeared before me, a Notary Public in and for the State and County set forth above, David B. Drake, to me known, who acknowledged execution of the foregoing instrument in his capacity as the duly authorized Vice President and Treasurer of WATERMAN STEAMSHIP CORPORATION, as the free act and deed of that corporation, for the purposes therein expressed.

IN WITNESS WHEREOF, I hereunto set my hand and official seal the day and year first above written.

/s/ Patsy J. Fisher
NOTARY PUBLIC in and for the State of Alabama

Printed Name:                                Patsy J. Fisher
My commission expires:   3/27/2013

S-

APPENDIX A
TO
BAREBOAT CHARTER AGREEMENT

Definitions. Unless the context otherwise requires, as used in this Charter, the following terms shall have the respective meanings indicated below and shall be equally applicable to both the singular and the plural forms thereof.  Capitalized terms not otherwise defined herein shall have the meaning given in the Charter Documents.

(a) “Additional Equipment” has the meaning assigned in Section 7(d).

(b) “Approved Time Charter” means that certain Time Charter of the Vessel dated June 24, 2010 between Charterer and to ******, a stock company organized under the laws of Japan, as such agreement may be amended, modified, renewed, extended, or supplemented from time to time.

(c) “Affiliate” means, as to any Person, any other Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (ii) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question.  The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(d) “Affiliate Mortgages” means those certain statutory mortgages dated of even date herewith, executed by Gulf South in accordance with the laws of the Republic of Singapore, and bearing against the Affiliate Vessels and the other collateral described therein, whether now owned or hereafter acquired, which mortgages were granted to secure all existing and future obligations, liabilities and indebtedness of Charterer to Owner or any Participant arising under the Charter and other Charter Documents, as such mortgages may be amended, modified, renewed, extended, or supplemented from time to time.

(e) “Affiliate Vessels” means the vessels BALI SEA, Official No. 386602, IMO No. 8106068, and BANDA SEA, Official No. 386603, IMO No. 8106056, each a Singapore-flagged RO-RO cargo vessel owned by Gulf South, which vessels are encumbered in favor of Owner pursuant to the Affiliate Mortgages.

(f) “Applicable Law” shall mean all applicable Federal, state, local and foreign laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, licenses and permits of any Governmental Authority.

(g) “Assignments of Insurances” means the Assignments of Insurances executed by Charterer and Gulf South in favor of Owner, pursuant to which Owner will be collaterally assigned and granted a security interest in all insurance policies issued with respect to the Vessel and the Affiliate Vessels as security for the obligations, liabilities and indebtedness of Charterer arising under this Charter and the other Charter Documents.

(h) “Attorneys’ Fees” shall include any and all attorneys’ fees incurred by Owner or any Participant (whether by its use of in-house counsel or otherwise, and whether on the basis of a flat fee, retainer, contingent fee or hourly charges) incident to, arising out of or in any way connected with the preparation, negotiation, and execution of this Charter and the other Charter Documents (and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto) or with Owner’s or any Participant’s enforcement of its rights and interests under this Charter or any other Charter Document, including attorneys’ fees incurred by Owner or any Participant to collect sums due, during any work-out, with respect to settlement negotiations, or in any bankruptcy proceeding (including attorneys’ fees incurred in connection with any motion for relief from the automatic stay).

(i) “Business Day” means any day on which commercial banks are not authorized or required to close in Birmingham, Alabama.

(j) “Capital Expenditures” means, with respect to Guarantor and its Subsidiaries, including Charterer, on a consolidated basis, for any period (without duplication), any expenditures for fixed assets or that is properly chargeable to a capital account in accordance with GAAP.

(k) “Capitalized Owner’s Cost” has the meaning assigned in the demise clause on page one of the Charter.

(l) “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the existing owners, that becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act), directly or indirectly, of more than 30% of the total voting power of the Guarantor or (ii) Guarantor ceases to own (beneficially and of record) and control all of the issued and outstanding shares of capital stock of the Charterer and to own (beneficially and of record) and control, either directly or through a wholly-owned Subsidiary of Guarantor, all of the issued and outstanding shares of capital stock of Gulf South.  For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, by family relationship or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

(m) “Charter” shall mean this Bareboat Charter Agreement between Owner and Charterer covering the Vessel, as amended, supplemented or restated by Owner and Charterer from time to time.

(n) “Charter Assignment and Security Agreement” shall mean that certain “Charter Assignment and Security Agreement” dated of even date herewith executed by Charterer in favor of Owner, together with all amendments thereto, restatements thereof and substitutions or replacements therefore.

(o) “Charter Documents” shall mean, collectively, the Agreement to Acquire and Charter, the Charter, the Charter Assignment and Security Agreement, the Affiliate Mortgages, the Assignments of Insurances, the Guaranty and all other documents prepared by Owner and now or hereafter executed by and between or among Owner and/or any Participant, on the one hand, and Charterer, Guarantor and/or Gulf South, on the other, in connection herewith or therewith as such agreements may be amended, supplemented or restated from time to time.

(p) “Charter Hire Installment Date” means a date for the payment of charter hire scheduled in Section 2(a) of the Charter.

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Commencement Date” has the meaning assigned in Section 1 of the Charter.

(s) “Consolidated Debt” means all Debt of Guarantor and its Subsidiaries, including Charterer, determined on a consolidated basis in accordance with GAAP.

(t) “Consolidated EBITDA” means, for any period, with respect to Guarantor and its Subsidiaries, including Charterer, the sum of (without duplication): (i) Consolidated Net Income; (ii) all Interest Expense of Guarantor and its Subsidiaries; (iii) income taxes of Guarantor and its Subsidiaries; and (iv) depreciation and amortization of Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period; provided that if any Subsidiary is not wholly owned by Guarantor, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated Net Income attributable to such Subsidiary multiplied by (B) the percentage ownership interest in the income of such Subsidiary not owned by Guarantor on the last day of such period.

(u) “Consolidated Net Income” means, for any period, the consolidated net income of Guarantor and its Subsidiaries, including Charterer, for such period as shown on the consolidated financial statements of Guarantor and its Subsidiaries delivered in accordance with Section 15(b).

(v) “Consolidated Tangible Net Worth” means, with respect to Guarantor and its Subsidiaries, including Charterer, at any date for which a determination is to be made (determined on a consolidated basis without duplication in accordance with GAAP) (i) the amount of the capital stock, plus (ii) the amount of surplus and retained earnings (or, in the case of a surplus and retained earnings deficit, minus the amount of such deficit), plus (iii) deferred charges to the extent amortized and acquired contract costs net of accumulated amortization as stated on the then most recent audited balance sheet of Guarantor, minus (iv) the sum of (a) the cost of treasury shares and (B) the book value of all assets that should be classified as intangible (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserved and any write up in the book value of assets resulting from the revaluation thereof subsequent to December 31, 1996.

(w) “Debt” means with respect to any Person at any date of determination (without duplication): (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables; (v) all obligations on account of principal of such Person as lessee under capitalized leases; (vi) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person (provided that the amount of such indebtedness shall be the lesser of the fair market value of such asset at such date of determination and the amount of such indebtedness); and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed.  The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, and with respect to contingent obligations the maximum liability upon occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity to GAAP; and provided further that Debt shall not include any liability for current or deferred federal, state, local or other taxes, or any trade payables.

(x) “Default” or “default” shall mean any event or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

(y) “Default Rate” means the Maximum Rate or, if no Maximum Rate exists, eighteen percent (18%) per annum.

(z) “Delivery and Acceptance Certificate” means Owner’s form of “Delivery and Acceptance Certificate and Authorization to Pay Proceeds” covering the Vessel.

(aa) “Dollars” or “$” means lawful money of the United States of America.

(bb) “EBITDAR” means, with respect to Guarantor and its Subsidiaries, including Charterer, on a consolidated basis, for any period (without duplication), the sum of (i) Consolidated EBITDA and (ii) Lease Expense; less maintenance Capital Expenditures (calculated at 30% of their depreciation expense).

(cc) “Environmental Laws” means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Hazardous Materials Transportation Safety and Security Reauthorization Act of 2005, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and all similar laws, regulations, and requirements of any Governmental Authority having jurisdiction over the Vessel or over Charterer or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

(dd) “Event of Default” means an event described in subsections (a) through (o) of Section 19 of the Charter.

(ee) “Fair Market Value” means the amount, in terms of Dollars, at which the Vessel would exchange for sale in an arm’s-length transaction between an informed and willing third party buyer, under no compulsion to buy, and an informed and willing third party seller, under no compulsion to sell; provided, however, that in such determination (i) it shall be assumed (whether or not it is true) that the Vessel has been maintained and would have been returned to the Owner in compliance with the requirements of this Charter, in class with no with no outstanding requirements, recommendations or citations, ready to be placed in revenue service, and with all required certificates of inspection, load line certificates and other applicable operational certificates in force, and (ii) if any item of equipment belonging to the Vessel which would be included with the Vessel upon redelivery but has been removed and not replaced with equipment of equal or better value, then the fair market value of such item of equipment shall be included in the value of the Vessel on an installed basis, in place and in use.  If Owner and Charterer are unable to agree on the Fair Market Value of the Vessel, the fair market value shall be determined by an appraisal performed by a qualified, independent marine surveyor or appraiser jointly selected by Owner and Charterer.  If the parties are unable to agree on a single independent marine surveyor or appraiser, Fair Market Value shall be determined by a panel of three independent marine surveyors or appraisers, one selected by each of Owner and Charterer. The third independent marine surveyor or appraiser shall be selected by agreement of the first two independent marine surveyors or appraisers, or if such two independent marine surveyors or appraisers are unable to agree upon a third independent marine surveyor or appraiser, such appointment shall be referred to the American Arbitration Association (or its successors) who shall appoint either DuFour Laskay & Strouse, North American Marine Consultants or Merrill Marine Services as the third surveyor on the panel. Each independent marine surveyor or appraiser appointed pursuant to the foregoing procedure shall be experienced, and shall be independent of Owner and Charterer. The determination of the Fair Market Value shall be the average of the three appraisals rendered by the independent marine surveyors or appraisers, and such determination shall be final, binding and conclusive upon the parties. In the event, however, that the lowest or the highest of the three appraisals, or both, varies by more than ten percent from the middle appraisal, the appraisal or appraisals so varying shall be disregarded.  The Owner and Charterer shall share equally the fees and expenses of the foregoing appraisal procedure, except that Charterer shall pay all such fees and expenses if an Event of Default shall have occurred and be continuing.

(ff) “Fixed Charges” means with respect to Guarantor and its Subsidiaries, including Charterer, on a consolidated basis, for any period (without duplication), the sum of (i) Interest Expense, (ii) Lease Expense, and (iii) required principal payments for any outstanding Debt during the applicable reporting period; provided, however, that “Fixed Charges” shall not include the $12,000,000 new market tax credit balloon payment payable by Guarantor in the fourth quarter of 2012.

(gg) “GAAP” means generally accepted accounting principles, consistently applied, as promulgated by the Financial Accounting Standards Board.

(hh) “Governmental Authority” means the United States federal government, the government of any nation in whose territorial waters or exclusive economic zone the Vessel is operated, the government of any state, or any political subdivision of any of the foregoing, and any Person exercising executive, legislative judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over Owner, Charterer or the operation of the Vessel.

(ii) “Guarantor” means International Shipholding Corporation, a Delaware corporation, and any other Person (if any) that may now or in the future be a guarantor, surety or accommodation party with respect to the obligations of Charterer hereunder and under the other Charter Documents, together with their respective heirs, successors and permitted assigns.

(jj) “Guaranty” means that certain Guaranty Agreement dated of even date herewith executed by Guarantor in favor of Owner, together with all amendments thereto, restatements thereof and substitutions or replacements therefore.

(kk) “Gulf South” means Gulf South Shipping Pte. Ltd., an Affiliate of Charterer, and the owner of the Affiliate Vessels encumbered pursuant to the Affiliate Mortgages.

(ll) “Hazardous Substances” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos and polychlorinated biphenyls.

(mm) “Interest Expense” means, with respect to Guarantor and its Subsidiaries, including Charterer, on a consolidated basis, for any period (without duplication), interest expense, whether paid or accrued (including the interest component of capitalized leases), on all Debt of the Guarantor and its Subsidiaries for such period, net of interest income, all determined in accordance with GAAP.

(nn) “ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

(oo) “ISM Code Documentation” includes, in respect of the Vessel: (a) the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code; (b) all other documents and data which are relevant to the safety management system and its implementation and verification which the Owner may require; and (c) any other documents which are prepared or which are otherwise relevant to establish and maintain the compliance of the Vessel or the compliance of the Charterer with the ISM Code which the Owner may require.

(pp) “ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.

(qq) “ISPS Code Documentation” includes the ISSC and all other documents and data which are relevant to the ISPS Code and its implementation and verification which are applicable to Charterer and its Affiliates or the Vessel that the Owner may require.

(rr) “ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code with respect to the Vessel.

(ss) “Lease Expense” means, with respect to Guarantor and its Subsidiaries, including Charterer, on a consolidated basis, for any period (without duplication), all amounts payable under any operating leases and time charter agreements which may be classified as operating lease expenses, charter hire expenses or rent as determined in accordance with GAAP during the period in question.

(tt) “Lien” means any lien, privilege, mortgage, security interest, pledge, attachment, sequestration, levy or other encumbrance of any kind whatsoever.

(uu) “Loss Payment Date” has the meaning set forth in Section 11(b) of the Charter.

(vv) “Maximum Rate” means the maximum rate of non-usurious interest permitted from day to day by Applicable Law.

(ww) “MSP Contract” means that certain Maritime Security Program Operating Agreement, Agreement No. MA/MSP-104, concerning the Vessel, dated February 1, 2005, between Charterer and the United States of America, represented by the Secretary of Transportation acting through the Maritime Administrator, as amended.

(xx) “Oil” has the meaning assigned in the Oil Pollution Act of 1990, 33 U.S.C. §2701, et seq.

(yy) “Participant” means each of Regions Equipment Finance, Ltd., an Alabama limited partnership, and any additional Person who is or becomes a beneficiary under the Trust as a party to the Trust Agreement, together with their respective successors and assigns.

(zz) “Permitted Maritime Lien” has the meaning assigned in Section 8(b) of the Charter.

(aaa) “Permitted Merger” means, so long as no Default or Event of Default shall have occurred and be continuing and so long as no Default or Event of Default would result therefrom, (i) with respect to Charterer, a merger or consolidation of any Subsidiary of Charterer with and into Charterer (provided, that Charterer is the surviving entity and remains a wholly-owned Subsidiary of the Guarantor), and (ii) with respect to the Guarantor, either (A) a merger or consolidation of any Subsidiary of the Guarantor (other than Charterer) with and into the Guarantor provided, that the Guarantor is the surviving entity (and Charterer remains a wholly-owned Subsidiary of the Guarantor), or (B) a merger or consolidation of any Person who is not an Affiliate of Guarantor as of the date of this Charter with and into the Guarantor provided that Guarantor is the surviving entity, Charterer remains a wholly-owned Subsidiary of the Guarantor, and as a result of the merger or consolidation the Consolidated Tangible Net Worth or Guarantor and its Subsidiaries, including Charterer, will equal or exceed Consolidated Tangible Net Worth prior to the merger or consolidation.

(bbb) “Person” means any individual, corporation, business trust, association, company, partnership, limited liability company, joint venture, governmental authority, or other entity.

(ccc) “Security Deposit” means that certain cash deposit to be posted by the Charterer in the amount of $2,000,000 to be held by Owner subject to the provisions of Section 23(b) as security for the prompt payment and performance of all existing and future obligations, liabilities and indebtedness of Charterer arising under this Charter or under any additional Charter Document.

(ddd) “Stipulated Loss Value” means as of any date of determination the value set forth on the Stipulated Loss Schedule attached to this Charter as Schedule 1.

(eee) “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits or distributions or general or limited partnership interests of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  Unless otherwise specified herein, the term Subsidiary shall mean a Subsidiary of the Charterer or of the Guarantor, as the case may be.

(fff) “Term” means the Interim Period, if any, and the Base Term, as the Base Term may be extended pursuant to the provisions of the Charter.

(ggg) “Total Loss” means the occurrence of:  (i) the actual or constructive total loss, or compromised, agreed or arranged total loss, of the Vessel under the policies of hull and machinery insurance, war risk and related coverages that Charterer is required to procure and maintain pursuant to Section 14 of the Charter; or (ii) the loss, theft, hijacking, disappearance or destruction of the Vessel or damage thereto to such extent as shall make repair thereof uneconomical or shall render the Vessel permanently unfit for normal use for any reason whatsoever; or (iii) the requisition of title to or other compulsory acquisition of the Vessel (otherwise than by requisition for hire which does not extend beyond the Term); or (iv) the condemnation, capture, seizure, forfeiture, arrest, detention, confiscation or other taking of title of the Vessel by any Person or Governmental Authority, or by Persons acting or purporting to act on behalf of any government, unless the Vessel shall be released from such capture, seizure, arrest or detention within fifteen (15) days after such occurrence, but in all events prior to the expiration or earlier cancellation or termination of the Term.  An actual Total Loss shall be deemed to have occurred on the actual date on which the Vessel was lost, or if the date of loss is unknown, the date that the Vessel was last heard from.  A constructive Total Loss shall be deemed to have occurred on the earliest of (1) the date that a claim for Total Loss is allowed by the underwriters, (2) if the underwriters do not allow a claim for Total Loss, on the date that a Total Loss is subsequently finally adjudged by a court of competent jurisdiction or an arbitration panel to have occurred, or (3) upon receipt by Owner of a report prepared by an independent, certified marine surveyor selected by Owner (and reasonably acceptable to Charterer) concluding that salvage, repair and associated costs to restore the Vessel to the condition required in Section 13 would exceed the fair market value of the Vessel in sound condition.  An agreed or arranged Total Loss shall be deemed to have occurred at the effective time of any agreement by the underwriters or other appropriate Person with respect thereto, and any Total Loss resulting from condemnation, seizure, forfeiture, arrest or similar actions shall be deemed to have occurred upon entry of a final order with respect thereto by the applicable Governmental Authority.

(hhh) “Trust” means The Green Bay Vessel Trust, a trust established under the laws of the State of Utah pursuant to the Trust Agreement.

(iii) “Trust Agreement” means that certain Trust Agreement dated as of February 22, 2012 between the Trust Company and Participants that are party thereto which agreement establishes and governs the Trust.  The term “Trust Agreement” includes the Trust Agreement as such agreement may be amended, restated, supplemented or otherwise modified from time to time by the parties thereto.

(jjj) “Trust Company” means Wells Fargo Bank Northwest, National Association, together with its successors and assigns, in its individual capacity and not as Trustee under the Trust.

(kkk) “UCC” shall mean the Uniform Commercial Code as adopted in New York.  Where applicable and except as otherwise defined herein, terms used in this Charter shall have the meaning assigned to them in the UCC.

(lll) “Vessel” has the meaning assigned in the demise clause on page one of the Charter.

A-

APPENDIX B
TO
BAREBOAT CHARTER AGREEMENT

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Reference is made that certain Bareboat Charter Agreement dated February 22, 2012 (the “Charter”) between WATERMAN STEAMSHIP CORPORATION, a New York corporation (the “Charterer”), and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as the Trustee of The Green Bay Vessel Trust (“Owner”), and to that certain Guaranty Agreement dated February 22, 2012 (the “Guaranty”) issued by INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation (“Guarantor”), in favor of Owner with respect to the obligations of the Charterer under the Charter and related Charter Documents.  Capitalized terms used in this certificate and the Schedule attached hereto, unless otherwise defined herein, have the meanings assigned to them in the Charter.

The undersigned does hereby certify to the Owner on behalf of the Guarantor as follows:

1.	He is the duly elected and serving [chief financial officer] [president] [chief executive officer] of the Guarantor.

2.
He has reviewed the terms of the Charter, the Guaranty and the other Charter Documents and has made, or has caused to be made, a review of the transactions and conditions of the Guarantor and the Borrower through the date on which this certificate is delivered to Owner.  No Event of Default or event that upon notice or lapse of time or both would constitute an Event of Default under the Charter or other Charter Documents has occurred and is continuing as of the date this certificate is delivered to the Owner except as follows:  [Give detailed description or insert “none” if appropriate].

3.
The computations relating to the Guarantor’s financial condition set forth on Schedule B-1 attached hereto were true and correct as of ______________, 20___ (such date being the last day of the most recently ended quarter) and there has been no material adverse change in such amounts upon which such computations are based through the date on which this certificate is delivered to Owner.

Dated: _____________, 20_____

INTERNATIONAL SHIPHOLDING CORPORATION,
 a Delaware corporation

By:  ______________________________________
Its:  ______________________________________

B-

SCHEDULE 1

STIPULATED LOSS VALUES

“SLV” means Stipulated Loss Value

“Capitalized Owner’s Cost” is $59,000,000.00 (U.S. Dollars)

Payment Date	SLV as a % of Capitalized Owner’s Cost	Payment Date	SLV as a % of Capitalized Owner’s Cost
3/1/2012	105.11	4/1/2017	80.46
4/1/2012	104.76	5/1/2017	80.00
5/1/2012	104.40	6/1/2017	79.53
6/1/2012	104.05	7/1/2017	79.06
7/1/2012	103.70	8/1/2017	78.59
8/1/2012	103.34	9/1/2017	78.12
9/1/2012	102.98	10/1/2017	77.64
10/1/2012	102.62	11/1/2017	77.16
11/1/2012	102.26	12/1/2017	76.68
12/1/2012	101.90	1/1/2018	76.20
1/1/2013	101.54	2/1/2018	75.72
2/1/2013	101.17	3/1/2018	75.23
3/1/2013	100.80	4/1/2018	74.74
4/1/2013	100.43	5/1/2018	74.25
5/1/2013	100.06	6/1/2018	73.76
6/1/2013	99.69	7/1/2018	73.26
7/1/2013	99.31	8/1/2018	72.77
8/1/2013	98.94	9/1/2018	72.27
9/1/2013	98.56	10/1/2018	71.77
10/1/2013	98.18	11/1/2018	71.26
11/1/2013	97.79	12/1/2018	70.76
12/1/2013	97.41	1/1/2019	70.25
1/1/2014	97.02	2/1/2019	69.74
2/1/2014	96.64	3/1/2019	69.23
3/1/2014	96.25	4/1/2019	68.71
4/1/2014	95.85	5/1/2019	68.19
5/1/2014	95.46	6/1/2019	67.67
6/1/2014	95.07	7/1/2019	67.15
7/1/2014	94.67	8/1/2019	66.63
8/1/2014	94.27	9/1/2019	66.10
9/1/2014	93.87	10/1/2019	65.57
10/1/2014	93.47	11/1/2019	65.04
11/1/2014	93.06	12/1/2019	64.51
12/1/2014	92.65	1/1/2020	63.98
1/1/2015	92.25	2/1/2020	63.44
2/1/2015	91.83	3/1/2020	62.90
3/1/2015	91.42	4/1/2020	62.35
4/1/2015	91.01	5/1/2020	61.81
5/1/2015	90.59	6/1/2020	61.26
6/1/2015	90.17	7/1/2020	60.71
7/1/2015	89.75	8/1/2020	60.16
8/1/2015	89.33	9/1/2020	59.61
9/1/2015	88.90	10/1/2020	59.05
10/1/2015	88.48	11/1/2020	58.49
11/1/2015	88.05	12/1/2020	57.93
12/1/2015	87.62	1/1/2021	57.37
1/1/2016	87.19	2/1/2021	56.80
2/1/2016	86.75	3/1/2021	56.23
3/1/2016	86.32	4/1/2021	55.66
4/1/2016	85.88	5/1/2021	55.09
5/1/2016	85.44	6/1/2021	54.51
6/1/2016	85.00	7/1/2021	53.94
7/1/2016	84.55	8/1/2021	53.36
8/1/2016	84.11	9/1/2021	52.77
9/1/2016	83.66	10/1/2021	52.19
10/1/2016	83.21	11/1/2021	51.60
11/1/2016	82.76	12/1/2021	51.01
12/1/2016	82.30	1/1/2022	50.42
1/1/2017	81.84	2/1/2022	49.82
2/1/2017	81.39	3/1/2022	50.00
3/1/2017	80.92

Schedule 1-